WINN-DIXIE STORES, INC.
             5050 EDGEWOOD COURT o JACKSONVILLE, FLORIDA 32254-3699
                    Notice of Annual Meeting of Shareholders
                           To be held October 4, 2000


To all Shareholders of Winn-Dixie Stores, Inc.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Winn-Dixie Stores, Inc. (the "Company") will be held at the headquarters office of the Company, 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., local time, on Wednesday, October 4, 2000, for the following purposes:

1.   To elect two Class II Directors for terms expiring in 2003;

2. To vote on an amendment to increase the number of shares available for sale under the Revised Winn-Dixie Stock Purchase Plan for Employees and to reapprove and adopt such Plan, as amended;

3. To vote on an amendment to increase the number of shares available for sale pursuant to options granted under the Key Employee Stock Option Plan and to reapprove and adopt such Plan, as amended;

4. To ratify the appointment by the Board of Directors of the Company of KPMG LLP as auditors of the Company for the fiscal year commencing June 29, 2000; and

5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         NOTICE IS FURTHER GIVEN that the Board of Directors has fixed July 31, 2000, as the record date, and only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.


                       By Order of the Board of Directors




                                                               Judith W. Dixon
                                                                   Secretary
Jacksonville, Florida
August 25, 2000


EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, THE SHAREHOLDER MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             WINN-DIXIE STORES, INC.

             5050 Edgewood Court o Jacksonville, Florida 32254-3699

              PROXY STATEMENT AND CONSOLIDATED FINANCIAL STATEMENTS
                                       for
                         Annual Meeting of Shareholders
                           To be held October 4, 2000
                             -----------------------

                               GENERAL INFORMATION

         The Board of Directors of Winn-Dixie Stores, Inc. (the "Company") solicits your proxy for use at the 2000 Annual Meeting of Shareholders to be held on Wednesday, October 4, 2000, at the Company's headquarters office at the address above, commencing at 9:00 a.m., local time, and any adjournments thereof. A form of proxy is enclosed. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

         The cost of soliciting the proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. In addition, the Company will pay, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of the Company's stock on the record date referred to below, the reasonable expenses incurred by them for mailing copies of the Annual Report, this Notice of Meeting and Proxy Statement and the enclosed form of proxy to the beneficial owners of such shares of stock.

         The Annual Report of the Company to its shareholders for the 1999-2000 fiscal year is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is August 25, 2000.

         Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with the Company's proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to the Company and may be inconvenient to these shareholders. Shareholders who have not yet authorized the Company to discontinue mailing extra reports may do so by marking the appropriate box on the proxy card for selected accounts. Such an election will take effect at the end of the Company's 2000-2001 fiscal year. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards nor the mailing of dividend checks, dividend reinvestment statements, or special notices. To resume the mailing of an annual report to an account, please make a written request to: First Chicago Trust Company of New York, P. O. Box 2500, Jersey City, New Jersey 07303-2500.


                                VOTING PROCEDURES

         All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 2003 Annual Meeting of Shareholders, shareholders voting by proxy may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of a proposal, against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to amend the Revised Winn-Dixie Stock Purchase Plan for Employees, FOR the proposal to amend the Key Employee Stock Option Plan and FOR the proposal to ratify the appointment of KPMG LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. Approval of each other proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Abstentions are not included in determining whether the requisite number of affirmative votes are received for the proposals. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote. A broker non-vote generally occurs when a broker who holds shares in street-name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

         If a shareholder is a participant in the Dividend Reinvestment Plan of Winn-Dixie Stores, Inc., the proxy card serves as voting instruction for the number of full shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareholder is a participant in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan (the "Profit Sharing Plan"), the proxy card also will serve as voting instruction for the trustee of the Profit Sharing Plan where all accounts are registered in the same name. If voting instructions are not received for shares in the Profit Sharing Plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received.

         Only owners of record of shares of Common Stock of the Company at the close of business on July 31, 2000, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On July 31, 2000, there were 139,614,151 shares of Common Stock of the Company issued and outstanding.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

         The Board is divided into three classes of Directors. Each class of Directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the Directors will expire each year. At the Annual Meeting of Shareholders, two Directors are to be elected in Class II to hold office until the 2003 Annual Meeting of Shareholders or until their successors are elected and qualified. The persons designated as nominees for election as Directors in Class II are Allen R. Rowland and Ronald Townsend. Mr. Rowland and Mr. Townsend are currently Directors of the Company. The Board of Directors elected Mr. Rowland as a Director simultaneous with his election on November 23, 1999 as the Company's President and Chief Executive Officer. On August 9, 2000, the Board of Directors elected Mr. Townsend for the Class II Director position vacated by Charles H. McKellar. Charles H. McKellar, who had been Executive Vice President of the Company and who was a Class II Director whose term was to expire at this year's annual meeting, retired from the Company and as a Director in January, 2000. Robert D. Davis (who had been a Director since 1972 and who was a Class II Director whose term expires at this year's annual meeting) is retiring as a Director and will not be a candidate for re-election. A successor to fill the vacancy that will be created by Mr. Davis' retirement has not been designated. It is expected that sometime after the 2000 Annual Meeting the Board will either elect a successor to fill the vacancy or amend the By-Laws of the Company to reduce the number of directors.

         Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

         Certain information with respect to each of the nominees and Directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and Directors.

         The Board of Directors recommends a vote FOR both nominees.

                  BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.

                                                                                               Has Been a
                                                                                                Director
                    Name, Principal Occupation for                          Age as of         Continuously
                       The Past Five Years, Directorships                 June 28, 2000          Since
------------           -----------------------------------                -------------          -----

                      CLASS II DIRECTOR NOMINEES
                      FOR TERMS EXPIRING IN 2003

Allen R.  Rowland - November  1999 to  present,  President  and Chief
-----------------
Executive Officer of the Company;  1996 - 1997, President and Chief
Operating  Officer of Smith's   Food  and   Drug   Centers,   Inc.;
1989 to 1996, Senior Vice President/Regional Manager of Albertson's, Inc.......56                 1999

Ronald  Townsend  -  1996  to  present,   Communications   Consultant;
----------------
1989-1996,  President of Gannett Television Group,  Gannett Co., Inc.;
also  a   director   of  Alltel   Corporation   and  Bank  of  America                           August
Corporation....................................................................58                 2000




                    INCUMBENT CLASS III DIRECTORS
                      WHOSE TERMS EXPIRE IN 2002

Armando M.  Codina - For more than the last five  years,  Chairman  of
------------------
the Board and Chief  Executive  Officer of Codina Group,  Inc.; also a
Director of Quaker Oats Company, BellSouth Corporation,  AMR, Inc. and
FPL                                                             Group,         53                 1987
Inc..........................................................

Radford D.  Lovett - For more than the last five  years,  Chairman  of
------------------
the Board of Commodores  Point Terminal  Corporation;  also a Director of First Union Corporation,  Florida Rock Industries, Inc. and Patriot
Transportation Holding, Inc...........................................         66                 1983


Julia B. North - June 1999 to present,  telecommunications  consultant;
--------------
October  1997 to June 1999, President and CEO of VSI Enterprises, Inc.;
April 1996 to October 1997, President of  Consumer Services, a business unit of BellSouth Telecommunications, Inc.;  for more  than  five years prior thereto, Vice President  of  BellSouth  Telecommunications, Inc.;
also a Director of  VSI  Enterprises, Inc.  and  Wisconsin Energy, Inc. .......52                 1994



                                       3




                                                                                               Has Been a
                                                                                                Director
                    Name, Principal Occupation for                          Age as of         Continuously
                       The Past Five Years, Directorships                 June 28, 2000          Since
------------           -----------------------------------                -------------          -----


                     INCUMBENT CLASS I DIRECTORS
                      WHOSE TERMS EXPIRE IN 2001

A. Dano Davis - For more than the last five years, Chairman of the
Board of the Company;  1989  to  November 1999 Principal Executive
Officer of the Company; with the Company since 1968; also a Director
of First Union Corporation.........................................            55                 1981

T.  Wayne  Davis - For more  than  the  last  five  years,  a  private
----------------
investor;  with  the  Company  1971-1987;  Chairman  of the  Board  of
Transit Group,  Inc.; also a Director of Enstar Group,  Inc. and Modis
Professional Services, Inc.........................................            53                 1981

Carleton T. Rider - August 1993 to date,  Senior  Administrator,  Mayo
-----------------
Foundation;   1985   to  July   1993,   Administrator,   Mayo   Clinic
Jacksonville;  also a Director of St. Luke's  Hospital,  Jacksonville,
Florida............................................................            55                 1992

Charles  P.  Stephens  - For  more  than  the last  five  years,  Vice
---------------------
President,  Director and a principal stockholder of Norman W. Paschall
Co., Inc.  (brokers,  importers,  exporters and  processors of textile
fibers and by-products)............................................            62                 1982


     A. Dano Davis, T. Wayne Davis, Robert D. Davis (who served as a Class II Director during the last fiscal year, but who is retiring as a Director) and Charles P. Stephens' spouse are first cousins.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of June 28, 2000, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.

               Name and                  Amount and
                Address                  Nature of                 Percent
             Of Beneficial               Beneficial                  Of
                 Owner                    Ownership                 Class
        -----------------------         -------------             ---------

        Davis Family (1)                 58,893,864                 41.82
        c/o D.D.I., Inc.
        4310 Pablo Oaks Court
        Jacksonville, FL 32224


(1) Certain relatives of the four brothers who founded the Company, trusts, estates, corporations and other entities involving them and their associates (collectively, the "Davis Family") own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for A. Dano Davis, Robert D. Davis, T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers.

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table, and all of the Company's directors and executive officers as a group as of June 28, 2000.



                                                    Amount and Nature of
                                                  Beneficial Ownership (1)
                                         -------------------------------------------------

                                         Direct or Indirect
                                              With Sole                 Indirect with
                                             Voting and                Shared Voting
                                             Investment                And Investment                           Percent
     Name of Beneficial Owner                   Power                      Power                 Total         Of Class
------------------------------------ --- -------------------- ---- ----------------------- -- ------------- -- ----------
Armando M. Codina..............                 24,230                          ---                 24,230             *
A. Dano Davis..................              1,012,765                    5,594,189              6,606,954          4.69
Robert D. Davis................                107,347                    8,004,359              8,111,706          5.76
T. Wayne Davis.................                372,897                    2,049,627              2,422,524          1.72
Daniel G. Lafever..............                 98,061                          ---                 98,061             *
Radford D. Lovett..............                 21,498                          ---                 21,498             *
Raymond C. Lunn, Jr. ..........                 86,153                          ---                 86,153             *
Richard P. McCook..............                182,152                          ---                182,152           .13
Charles H. McKellar............                111,999                          ---                111,999             *
Julia B. North.................                  7,915                          ---                  7,915             *
Carleton T. Rider..............                  3,495                          ---                  3,495             *
Allen R. Rowland...............                550,000                          ---                550,000           .39
Charles P. Stephens............                 22,358                    2,644,899              2,667,257          1.89
Ronald Townsend................                    ---                          ---                    ---           ---
Charles E. Winge...............                 42,209                          ---                 42,209             *
E. Ellis Zahra, Jr. ...........                119,137                          ---                119,137             *
Directors and Executive Officers
as a Group (26 persons)........
                                             3,089,926                   18,293,074             21,383,000         15.18

____________________
* Less than .1% of issued and outstanding shares of Common Stock of the Company.

(1) Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: Robert D. Davis, 333,631; T. Wayne Davis, 352,545; Daniel G. Lafever, 40; Radford D. Lovett, 148; Richard P. McCook, 14,792; Charles H. McKellar, 20,197; Carleton T. Rider, 900; Charles P. Stephens, 2,644,899; and Charles E. Winge, 1,046. The holdings set forth above exclude 36,998,728 shares of Common Stock of the Company, included in the Davis Family holdings shown on page 4 hereof, held by various entities as to which one or more of A. Dano Davis, Robert D. Davis, Robert D. Davis' wife, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens' wife have direct or indirect voting and/or investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership.

The holdings set forth above include restricted shares awarded as Long-Term Incentive Awards pursuant to the Company's Officer Compensation Program. Certain shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 27, 2001, as follows: Mr. Lafever, 1,060 shares; Mr. Lunn, 964 shares; Mr. McCook, 1,328 shares; Mr. McKellar, 863 shares; Mr. Winge, 1,205 shares; and Mr. Zahra, 1,274 shares. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 26, 2002, as follows: Mr. Lafever, 1,262 shares; Mr. Lunn, 1,262 shares; Mr. McCook, 2,401 shares; Mr. Zahra, 1,914 shares; and Mr. Winge, 700 shares. The holdings for the 18 officers within the Directors and Executive Officers group total 20,954 restricted shares.

The holdings set forth above also include restricted shares awarded as part of the Company's retention and attraction program as follows: Mr. Lafever, 6,900 shares; Mr. Lunn, 6,900 shares; Mr. McCook, 13,125 shares; and Mr. Zahra, 10,464 shares. One-third of the shares vest each year beginning with the third year from the date of grant, as long as the officer remains employed in his position. The holdings for the 18 officers within the Directors and Executive Officers group total 67,918 restricted shares.

The holdings set forth above include equivalent shares credited to the Stock Equivalent Accounts of Directors under the Directors' Deferred Fee Plan (see "Directors' Fees"): Mr. Codina, 16,270 equivalent shares; Mr. R. D. Davis, 6,815 equivalent shares; Mr. T. W. Davis, 3,530 equivalent shares; Mr. Lovett, 14,686 equivalent shares; Mr. Rider, 2,595 equivalent shares; and Ms. North, 7,515 equivalent shares. These holdings are payable only in cash upon retirement.

The holdings set forth above also include the equivalent of: 794 shares credited to Mr. Lafever's account; 1,400 shares credited to Mr. McCook's account; 10,147 shares credited to Mr. McKellar's account; and 156 shares credited to Mr. Zahra's account, and allocated by each of them to the Company stock fund within the Profit Sharing Plan, and a total of 18,044 shares for all executive officers as a group in such fund.

These holdings also include shares under options granted on June 19, 1996, which are not presently exercisable, of: Mr. Lafever, 10,000 shares; Mr. McCook, 12,000 shares; and Mr. Zahra, 12,000 shares. These holdings further include shares under additional options granted on June 15, 1998, which are not presently exercisable, of Mr. Lafever, 5,932 shares; Mr. Lunn, 5,393 shares; Mr. McCook, 7,432 shares; and Mr. Zahra, 7,128 shares. These holdings further include shares under options granted on June 15, 1999, which are not presently exercisable, of Mr. Lafever, 6,202 shares, Mr. Lunn, 6,202 shares, Mr. McCook, 11,796 shares, and Mr. Zahra, 9,403 shares. The holdings further include 500,000 shares under options granted on November 23, 1999 to Mr. Rowland, 250,000 of which are presently exercisable. These holdings further include shares under additional options granted on January 28, 2000, which are not presently exercisable of: Mr. Lafever, 48,506 shares; Mr. Lunn, 48,506 shares; Mr. McCook, 92,267 shares; and Mr. Zahra, 73,550 shares. All of these share options are more fully described in the table on options on page 9.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, the Company believes that during the Company's most recently completed fiscal year ended on June 28, 2000, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met, except that due to inadvertent oversights, (i) J. W. Critchlow, former Vice-President of the Company, filed a Form 5 that was approximately three days late, (ii) a limited partnership and its general partner, (of which DDI, Inc., a Florida corporation controlled by the Davis Family, is a limited partner and member, respectively) each filed a Form 3 that was 25 days late, and (iii) Robert D. Davis reported 6,849 shares late on his November, 1999 Form 4, such shares relating to a trust created by his stepson of which Mr. Davis' wife is trustee.

                      MEETINGS OF THE BOARD AND COMMITTEES

         During the most recently completed fiscal year, the Board of Directors held four regular meetings and one special meeting and took action by unanimous written consent in lieu of a meeting six times. The Board of Directors currently has Audit, Corporate Governance and Compensation Committees. The Board of Directors had a separate Nominating Committee from the beginning of the fiscal year until April 19, 2000 when the Corporate Governance Committee was formed to, among other things, perform the functions of the Nominating Committee. The Audit Committee held two meetings and the Compensation Committee held three meetings, during the 1999-2000 fiscal year. The Nominating Committee and Corporate Governance Committee did not meet. All current Directors attended at least 75% of the meetings of the Board and of the committees on which they served.

     The Audit Committee is composed of Radford D. Lovett, Chairman, and Armando
M. Codina, Carleton T. Rider, Charles P. Stephens, and Julia B. North. The Audit Committee, whose members are not officers, employees, or retired employees of the Company, reviews the scope and results of the audit, approves types of non-audit services provided to the Company and recommends selection of the Company's independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures. In April, 2000 the Audit Committee Charter was adopted by the Board of Directors. A copy of the Charter is attached hereto as Exhibit A.

     The Nominating Committee was composed of T. Wayne Davis, Chairman, and A. Dano Davis, Robert D. Davis, Radford D. Lovett and Charles P. Stephens. On April 19, 2000, the Board of Directors dissolved the Nominating Committee and established the Corporate Governance Committee. The Corporate Governance Committee is composed of Julia B. North, Chair, and Armando M. Codina, T. Wayne Davis and Carleton T. Rider. The Corporate Governance Committee reviews the selection criteria for directors and the selection of nominees to serve on the Board of Directors, evaluates the performance of the Chief Executive Officer, and develops, reviews, evaluates and makes recommendations to the Board of Directors with respect to corporate governance issues.

     The Compensation Committee, composed of Armando M. Codina, Chairman, and Radford D. Lovett, Carleton T. Rider and Julia B. North, approves the Company's compensation strategy to ensure that management employees are awarded appropriately for their contributions to Company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. The Committee also establishes and reviews the salary, annual incentive, long-term incentive, and benefit plans for officers and other management employees. The Compensation Committee, whose members are not officers, employees or retired employees of the Company, established and reviewed whether performance goals were met under the Company's Officer Compensation Programs for stock and cash compensation to be awarded for fiscal year 1999-2000. The activities of the Compensation Committee are described further in the Report on Executive Compensation beginning on page 12.


                                 DIRECTORS' FEES

     During the 1999-2000 fiscal year Directors were paid a retainer fee of $12,000 per annum plus $3,000 for attendance at each regular meeting of the Board of Directors and at each Committee meeting. Directors also were paid $1,000 for each action by written consent in lieu of a meeting. Travel expenses of Directors incurred in traveling to Committee and Board of Directors' meetings also are reimbursed by the Company. Members of the Board of Directors who also are employees are not paid Director's fees or fees for attending Committee meetings.

     A Director may elect to defer payment of all or any part of the above fees until termination as a Director under a Deferred Fee Plan for Directors effective June 30, 1988, with fees credited to an Income Account at a prime rate of interest or to a Stock Equivalent Account based on the closing market price of the Company's Common Stock on the date fees are earned. The deferred fees are payable only in cash in a single payment or annual installments upon retirement. Directors Armando M. Codina, T. Wayne Davis, Radford D. Lovett, Julia B. North and Carleton T. Rider elected to participate in the Deferred Fee Plan during all or part of the 1999-2000 fiscal year.


                             EXECUTIVE COMPENSATION


Summary Compensation Table

     The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers who served in such capacities as of June 28, 2000, which was the end of the last completed fiscal year, as well as information concerning the compensation of two other executive officers who retired during the last completed fiscal year.



                                              Long-term
                                     Annual Compensation
                                     CompensaAwards(1)

                        Fiscal Year                             Restricted                  Long-Term     All Other
                         Ended Last                                Stock                    Incentive     Compensa-
Name and                 Wednesday    Salary (2)                 Award(3)                      Plan        tion (4)
Principal Position         in June       ($)         Bonus ($)     ($)          Options(#)   Payouts ($)     ($)
                           -----      -----------    ---------  -----------     ----------   -----------     ------
A. Dano Davis               2000         510,000             -            -             -           -        35,737
Chairman of the Board       1999         500,000             -            -             -           -        39,573
and former Principal        1998         397,952       202,062            -             -           -        44,860
Executive Officer

Allen R. Rowland            2000         421,795       210,000            -       500,000           -             -
President and Chief
Executive Officer
(elected November 23,
1999)

Richard P. McCook           2000         350,000       115,000       55,125        11,796          -         21,996
Senior Vice President       1999         245,000        44,500       53,411         7,432     35,478         17,975
and Chief Financial         1998         178,037        59,236       51,605             -     40,395         15,939
Officer

E. Ellis Zahra, Jr.         2000         310,000       101,000       52,875         9,403          -         20,249
Senior Vice President       1999         235,000        43,500       51,667         7,128     34,320         18,517
and General Counsel         1998         172,224        44,803       49,920             -     39,076         17,930

Daniel G. Lafever           2000         238,750        38,050       44,000         6,202          -         21,319
Senior Vice President       1999         220,000        45,155       25,803         5,932     17,739         18,811
and Director of             1998         142,313       115,043       25,803             -     20,197         26,353
Operations

Raymond C. Lunn, Jr.        2000         230,000        28,545       40,000         6,202          -         26,396
Vice President and          1999         200,000        68,431       18,500         5,393          -         63,209
Miami Division              1998          92,500       128,476            -             -          -         40,439
President

Charles H. McKellar         2000         440,000             -      107,500             -          -         29,832
Executive Vice              1999         430,000             -      144,968        14,493     98,183         33,024
President (Retired,         1998         362,420       129,376      140,066             -    111,788         39,222
January 2000)

Charles E. Winge            2000         306,000             -       75,000             -          -         23,875
Senior Vice President       1999         300,000        17,567       64,480        10,111     42,831         27,309
(Retired, June 2000)        1998         214,934       160,319       62,300             -     48,766         21,309

    ---------------
(1) Long-term compensation amounts are shown for years in which paid, although earned in the prior year.

(2) Includes compensation amounts earned during the fiscal year but deferred under the Company's 401(k) plan and amounts contributed under the Company's Senior Corporate Officers' Management Security Plan (Mr. Davis, $7,467; Mr. Rowland, $0; Mr. McCook, $6,642; Mr. Zahra, $11,618; Mr. Lafever, $9,940;
     Mr. Lunn, $5,376; Mr. McKellar, $9,906; and Mr. Winge, $8,494.)

(3) Dividends are paid on restricted shares at the ordinary rate. Value is determined based upon the closing market price of the Company's Common Stock on the date of grant. Certain of these restricted shares vest, if at all, over a period of three fiscal years from grant if certain performance goals are attained, while certain others vest over a five-year period with one-third of the shares vesting on each of the third, fourth and fifth anniversary of the grant date. The aggregate of the three-year vesting restricted shares held and their value at June 28, 2000, were: A. Dano Davis, no shares; Allen R. Rowland, no shares; Mr. McCook, 3,729 shares, $53,604; Mr. Zahra, 3,188 shares, $45,828; Mr. Lafever, 2,322 shares,
     $33,379;  Mr.  Lunn,  2,226  shares,  $31,999;  Mr.  McKellar,  863 shares,
     $12,406; and Mr. Winge, 1,905 shares, $27,384. The aggregate of the five-year vesting restricted shares held and their value at June 28, 2000, were: Messrs. Davis, Rowland, McKellar and Winge, no shares; Mr. McCook, 13,125 shares, $188,672; Mr. Zahra, 10,464 shares, $150,420; Mr. Lafever,
     6,900 shares, $99,188; and Mr. Lunn, 6,900 shares, $99,188. The values above do not reflect the risk of forfeiture.

(4) Includes (a) Company contributions to the Company's Profit Sharing Plan of $6,744, (b) Company matching payments under the Company's 401(k) Plan of $2,400 for each of the named officers and (c) merchandising contest awards of $3,746.74 for Mr. Lafever and $8,634.18 for Mr. Lunn. Also includes (a) Company contributions to the Company's Supplemental Retirement Plan ("SRP") for the 1999-2000 fiscal year of $16,419 for Mr. Davis, $0 for Mr. Rowland, $4,199 for Mr. McCook, $3,827 for Mr. Zahra, $3,724 for Mr. Lafever, $3,706 for Mr. Lunn, $12,454 for Mr. McKellar, and $9,330 for Mr. Winge and (b) Company matching 401(k) payments under the Company's SRP for the 1999-2000 fiscal year of $10,174 for Mr. Davis, $0 for Mr. Rowland, $8,652 for Mr. McCook, $7,278 for Mr. Zahra, $4,703 for Mr.Lafever, $4,912 for Mr. Lunn, $8,233 for Mr. McKellar, and $5,400 for Mr. Winge.

Option Grants During the Fiscal Year Ended June 28, 2000

         The following table sets forth all options to acquire shares of the Company's Common Stock granted to the named executive officers relating to fiscal years ended June 28, 2000, and later.



                                                            Individual
Grants                                                                                       Potential realizable
                                                                                          value at assumed annual
                                                                                               rates of stock price
                                                                                                  appreciation for
                                                                                                   option term (4)

                                           Percent of total
                                           options granted   Exercise or
                                Options     to associates    Base price      Expiration
            Name              Granted (#)  in fiscal year        ($/Sh)            Date        5% ($)       10% ($)
            ----              -----------  --------------  --------------------------------------------------------
  A. Dano Davis                       ---             ---              ---           ---            ---              ---

  Allen R. Rowland             500,000(1)          27.35%            27.00      11/23/09      8,743,749       23,074,985

  Richard P. McCook             11,796(2)            .64%            36.44      01/15/06        167,401          398,867
                                92,267(3)            5.0%            20.00      01/28/10      1,195,316        3,154,470

  E. Ellis Zahra, Jr.            9,403(2)            .51%            36.44      01/15/06        133,441          317,951
                                73,550(3)           4.02%            20.00      01/28/10        952,745        2,514,319

  Daniel G. Lafever              6,202(2)            .34%            36.44      01/15/06         88,015          209,713
                                48,506(3)           2.65%            20.00      01/28/10        628,332        1,658,186

  Raymond C. Lunn, Jr.           6,202(2)            .34%            36.44      01/15/06         88,015          209,713
                                48,506(3)           2.65%            20.00      01/28/10        628,332        1,658,186

  Charles H. McKellar                 ---             ---              ---           ---            ---              ---

  Charles E. Winge                    ---             ---              ---           ---            ---              ---


(1) The exercise price of these options was the market value of the Company's Common Stock on the date of grant. Fifty percent of the options are currently exercisable and fifty percent are exercisable at any time for a 9 year period after November 23, 2000.

(2) The exercise price of these options was the market value of the Company's Common Stock on the date of grant. The grant was at the end of the prior fiscal year, but related to the year ended June 28, 2000, and thereafter. Options are exercisable on and after such date the Company has earned an average return on equity of 17% or more for three consecutive fiscal years, if the option was outstanding throughout the three consecutive fiscal years. The officer must remain employed during the option period, but the option may be exercised to the extent vested within three months after cessation of employment for any reason other than death, for which the period to exercise is one year. These options will become exercisable on June 26, 2002, if earned.

(3) The exercise price of these options was the market value of the Company's Common Stock on the date of grant. The grants were made at various times during the 1999-2000 fiscal year and are exercisable in 20% increments each year over the next five years, if the officer maintains his or her officer position.

(4) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually. These amounts, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting requirements or termination of the options following termination of employment.

Option Exercises and Fiscal Year-End Values

         The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 28, 2000, and the number and value of unexercised options held by such executive officers at fiscal year end.

                                                              Number of Securities             Value of Unexercised
                                                             Underlying Unexercised                In-the-Money
                                Shares          Value         Options at FY-End (#)          Options at FY-End ($)(1)
                                                           -------------------------------- --------------------------------
                              Acquired on      Realized
           Name              Exercise (#)        ($)        Exercisable     Unexercisable     Exercisable    Unexercisable
---------------------------- -------------- -------------- --------------- ---------------- --------------- ----------------

A. Dano Davis                        ---            ---            ---            ---               ---               ---
Allen R. Rowland                     ---            ---          250,000          250,000           ---               ---
Richard P. McCook                                   ---            ---            123,495           ---               ---
E. Ellis Zahra, Jr.                  ---            ---            ---            102,081           ---               ---
Daniel G. Lafever                    ---            ---            ---             70,640           ---               ---
Raymond C. Lunn, Jr.                 ---            ---            ---             60,101           ---               ---
Charles H. McKellar                  ---            ---            ---            ---               ---               ---
Charles E. Winge                     ---            ---            ---            ---               ---               ---
-------------

(1) The closing price of the Company's Common Stock of $14.375 as reported on the New York Stock Exchange composite tape on June 28, 2000, less the exercise price, was used in calculating the value of unexercised options. The exercise price for the presently exercisable shares held by Mr. Rowland is $27.00 for 250,000 shares. For information on the unexercisable options see footnote 1 beginning on page 5. The exercise prices for such options granted in 1996, 1998, 1999 and 2000 (other than those granted to Mr. Rowland) are $34.63, $41.50, $36.44, and $20.00 per share, respectively. The exercise price on Mr Rowland's unexercisable options is $27.00.

Long-Term Incentive Plans - Awards In Last Fiscal Year

         In connection with the 1999-2000 fiscal year Company's Officer Compensation Program, the Company provided its officers with an opportunity to earn shares of the Company's Common Stock and a contingent cash payment through a Restricted Stock Plan. The restricted stock awards and contingent cash payments under the Plan were designed to motivate the Company's officers to make decisions and to act in the best interest of the Company's shareholders by having the restricted stock vest when the Company's average total shareholder return is greater than the average total shareholder return of its peer group for a particular period. The awards made during fiscal year 1999-2000 cover the three-year period ending in fiscal year 2001-2002. These restricted stock awards are listed in the Summary Compensation Table.

         The Company also provided during the 1999-2000 fiscal year, restricted stock awards under a retention and attraction program whereby shares of the Company's Common Stock were granted to the Company's key employees. One-third of such shares vest each year beginning on the third year after the date granted, as long as the key employee remains employed in his or her position. These stock grants are listed in the Summary Compensation Table and are described further in the Report on Executive Compensation beginning on page 12.

Employment Agreement

         On November 23, 1999, the Company entered into an employment agreement with Allen R. Rowland (the "Employment Agreement") to secure his services as President and Chief Executive Officer of the Company. The Employment Agreement is for an initial three-year term, with automatic one-year renewals unless the Company or Mr. Rowland gives notice of non-renewal. If the Employment Agreement is earlier terminated by the Company for any reason other than "cause", death or disability, or by Mr. Rowland for "good reason", Mr. Rowland would be entitled to certain payments and benefits. These include (i) payment of three times the sum of the annual base salary being paid to Mr. Rowland at the time of termination plus the target annual bonus for the year in which the termination occurs, (ii) payment of Mr. Rowland's target entitlements under all long-term incentive compensation plans as if he were employed on the relevant payment dates and the target goals had been achieved, (iii) all benefits under the Company's welfare benefit plans for 36 months from the date of termination, and
(iv) the acceleration of vesting rights and rights to exercise with respect to all outstanding stock options and restricted stock. Cause is defined in the Employment Agreement to include willful misconduct materially injurious to the Company or the conviction of, or pleading guilty or nolo contendere to, a felony involving moral turpitude.

         Mr. Rowland's compensation under the Employment Agreement includes (i) an annual base salary of at least $700,000, which may be adjusted annually by the Board, (ii) an initial bonus of $210,000 paid on June 28, 2000 and an annual bonus of up to 120% of his salary, based on the degree of achievement of performance goals established by the Board at the beginning of each fiscal year,
(iii) an option to purchase 500,000 shares of the Company's common stock, 50% of which was exercisable on the date of grant and 50% of which will be exercisable on November 23, 2000 or upon an earlier date if there is a change in control or a termination of employment for other than cause, death or disability or for good reason, and (iv) such other benefits as executive officers of the Company normally receive, including stock under the Company's Restricted Stock Plan and options under the Company's Key Employee Stock Option Plan.

          If the aggregate payments made and benefits provided to Mr. Rowland pursuant to the Employment Agreement and any other payments and benefits provided to Mr. Rowland from the Company (or its successors or assigns or an entity that effectuates a change in control) that constitute parachute payments as defined in 280G of the Internal Revenue Code would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the "Excise Tax"), Mr. Rowland would be entitled to receive an additional payment (a "Gross-Up Payment"). The Gross-Up Payment would be in an amount such that after payment by Mr. Rowland of all taxes (including interest or penalties) imposed on the Gross-Up Payment, Mr. Rowland would retain from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the parachute payments.

        The Employment Agreement prohibits Mr. Rowland from disclosing at any time confidential information relating to the Company without the Company's
prior written consent.   Mr.  Rowland  is  also  subject  to non-competition and
non-solicitation obligations after his employment termination.

Termination of Employment Arrangements

         Upon the retirement of James Kufeldt as President of the Company on August 31, 1999, the Company entered into an agreement whereby Mr. Kufeldt will perform consulting services for the Company on an as-needed basis over a three-year period. The agreement contains provisions that prohibit Mr. Kufeldt from disclosing confidential information, competing with the Company and soliciting Company employees, customers or suppliers during the term of the agreement. In accordance with the agreement, Mr. Kufeldt received a lump sum payment of $45,760 on August 31, 1999, and a lump sum cash payment of $400,000 on July 1, 2000.

Change in Control Arrangements

         Each of the executive officers named in the Summary Compensation Table beginning on page 7, other than Mr. Davis and Mr. Rowland, participated in fiscal year 1999-2000 in the Company's Restricted Stock Plan and Key Employee Stock Option Plan. In August, 1999 the plans were amended to provide that the restricted stock shall immediately vest and the options shall be immediately exercisable upon a change in control. A change in control is defined under the plans to include (i) any person (excluding the Davis Family, a Company employee benefit plan or an entity owned by substantially all of the Company shareholders) becoming the beneficial owner of at least 25% of the Company's outstanding voting stock and in an amount in excess of that owned by the Davis Family, (ii) a merger, consolidation, liquidation, or dissolution of the Company or the sale of substantially all of the assets of the Company unless substantially all of the Company's shareholders prior to such transaction own more than 50% of the outstanding common stock and the combined voting power of the stock entitled to vote in the election of directors of the post-transaction corporation, or (iii) a failure of directors elected by the shareholders or nominated by the Board of Directors at the beginning of any 24 consecutive month period to continue to constitute a majority of the Board of Directors after such period.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the Company's Compensation Committee during the most recently completed fiscal year were Armando M. Codina, Chairman, and Radford D. Lovett, Carleton T. Rider and Ms. Julia B.North. During such time, no member of the Compensation Committee was a current or former officer or employee of the Company and no executive officer of the Company served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of the Company or on the Company's Compensation Committee.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings, including this Proxy Statement, the following sections titled "Report on Executive Compensation" and "Stock Performance Graph" shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

         The 1999-2000 Officer Compensation Program, as initially instituted in August, 1999, was comprised of base salary and annual incentive bonuses. It also included long-term incentives established pursuant to a Performance-Based Restricted Stock Plan and a Key Employee Stock Option Plan ("KESOP"). In November, 1999, after an extensive search, the Board of Directors selected Allen
R. Rowland, the former President of Smith's Food and Drug Centers, Inc. and Senior Vice-President of Albertson's, Inc., as its President and Chief Executive Officer. Mr. Rowland promptly initiated an overall analysis of the operations of the Company, whereupon the Company concluded that a major operational restructuring was necessary to improve the Company's efficiency and support of its retail stores. As part of that process, the Company determined that retaining and motivating certain of the Company's key employees and attracting new key employees was important to the success of the restructuring. Therefore, the Company revised the Officer Compensation Program, effective January, 2000, to increase the base salary of certain key employees, to amend the Performance-Based Restricted Stock Plan (as amended, the "Restricted Stock Plan") to allow for additional grants of restricted stock to current and new key employees with vesting provisions contingent upon continued employment for certain periods of time, and to issue stock options to such employees with exercise provisions also contingent upon continued employment for certain periods of time. The Officer Compensation Program continued to reflect the Company's compensation philosophy of fairly compensating executives for their performance and contributions to the Company and of motivating executives to achieve the Company's performance goals, while at the same time recognizing the need to retain and attract employees in certain key positions to meet the restructuring challenges.

Base Salary and Annual Incentives

         The 1999-2000 Officer Compensation Program was composed of comparatively conservative salaries and competitive annual incentives. Base compensation under the 1999-2000 Program was based primarily upon comparative market data, with positions assigned to ranges based on such data. The compensation levels for the former Principal Executive Officer and the other executives named in the Summary Compensation Table, except for Mr. Rowland, were determined for both base salary and annual incentive targets by the Compensation Committee on August 2, 1999. In April, 2000, the Compensation Committee recommended and the Board of Directors approved the promotion of certain key employees and an increase in their base salaries due to the recognized increased responsibilities and demands that had been placed on these employees prior to and as a result of the operational restructuring. Mr. Rowland's salary and annual incentive targets were determined by the Compensation Committee and approved by the Board of Directors effective upon his employment as the President and Chief Executive Officer on November 23, 1999.

         The performance goals for annual incentive awards were based on how actual performance compared to sales and pre-tax profit goals set forth in a business plan adopted at the beginning of the fiscal year. Each participant was assigned a threshold, target and superior incentive opportunity as a percentage of salary. Cash awards could range from 0% to 200+% of the participant's target incentive opportunity. The performance review included the performance of the participant's business unit and overall Company performance and results, and an assessment of the participant's contribution to those results.

Long-Term Incentives

         Long-term incentive compensation was provided under the 1999-2000 Officer Compensation Program through the Company's Restricted Stock Plan and the KESOP and through the granting of stock options. Under the Restricted Stock Plan, grants of restricted stock that pay dividends were given to the participants, but these shares do not vest unless and until certain performance requirements are met over a pre-determined period. The performance measure established by the Compensation Committee beginning with fiscal year 1999-2000 under the Restricted Stock Plan was based upon a comparative three-year average total shareholder return ("TSR"). The TSR is the measure utilized in the Stock Performance Graph in the Company's Annual Proxy Statement. The peer group used for comparison purposes is the same as that used for the Stock Performance Graph, which is the Standard & Poor's Retail (Food Chains) Index Group. Recipients of performance-based restricted stock grants are eligible to receive a contingent cash payment equal to the initial grant value of their awarded restricted shares, if the shares vest. The cash payment is designed to encourage continuing ownership of these shares by satisfying all or a portion of the federal and state income tax obligations of the recipient resulting from their vesting.

         In January 2000, the Company amended the Restricted Stock Plan to give the Company's Compensation Committee discretion to establish the performance periods and requirements, if any, that must be satisfied before restrictions on the stock will lapse. To assure, to the extent practical, the continued employment and motivation of the Company's key employees and the attraction of new key employees during the operational restructuring of the Company, grants made in January 2000 through the end of the 1999-2000 fiscal year under the Restricted Stock Plan vest after certain periods of continued employment. The restrictions lapse and one-third of the stock granted vests each year beginning with the third year from the date of grant.

         The KESOP allows performance-based stock options to be granted to officers and other key employees selected by the Compensation Committee. Performance goals under the KESOP are based on a specified percentage return on equity as determined by the Compensation Committee, exercisable on and after such date as the Compensation Committee determines. On August 2, 1999, effective June 15, 1999, options were granted for fiscal year 1999-2000. The options granted are set forth in the table on page 9. Such options may not be fully exercised unless the Company earns a 17% return on equity over a three-year period.

         In January 2000, the Company also granted stock options to key employees as part of the Company's retention and attraction program to assure, to the extent practical, the continued employment and motivation of its then current key employees. Stock options were also granted at various times during the fiscal year to attract and retain new key employees. These options are exercisable in 20% increments each year beginning on the completion of the first year from the date of grant, if the key employee remains employed in his or her key position. The options granted under the retention and attraction program are also set forth in the table on page 9.

         For participants to remain eligible for grants under the Restricted Stock Plan and the KESOP, they must maintain a certain ownership interest in the Company's stock. The number of shares that must be held is based on a multiple of the participants' respective salaries and range from a high of five times the base salary for the Chairman and the Chief Executive Officer, to a low of two times the base salary for certain other corporate officers.

         A. Dano Davis, who is currently Chairman of the Board of Directors and was the Principal Executive Officer of the Company from the beginning of the 1999-2000 fiscal year until November 23, 1999, received a 2% increase in base compensation from the prior fiscal year. Because of his substantial stock ownership, Mr. Davis again chose not to participate in the restricted stock aspects of the 1999-2000 Officer Compensation Program's long-term incentive compensation for the 1999-2000 fiscal year. Had he participated, the grants made in June of 1999 and

January of 2000 for fiscal year 1999-2000 and later would have been in the amount of approximately $191,250 of value of restricted stock and a cash payment of $191,250, contingent on the stock vesting. The Principal Executive Officer normally would participate in these plans.

         Allen R. Rowland was elected President and Chief Executive Officer of the Company on November 23, 1999. In connection with the negotiations to employ Mr. Rowland, the Company obtained advice from independent consultants with respect to the development of compensation and benefits to attract, motivate and retain Mr. Rowland. Mr. Rowland's base salary, incentive compensation and benefits were based upon a comparison of practices among the Company's competitors and the need to employ a chief executive officer with experience in handling operational challenges and restructurings in a similar or like industry. As a result of its review the Compensation Committee recommended, and the Board of Directors approved, the compensation and benefits set forth in the employment agreement between the Company and Mr. Rowland. The agreement is described in the section "Employment Agreement" beginning on page 10.

     During fiscal year 1999-2000, Mr. Rowland received $421,795 of the $700,000 annual base salary set forth in the employment agreement. Mr. Rowland also received an initial bonus of $210,000 and an option to purchase 500,000 shares of the Company's Common Stock. Mr. Rowland did not participate in the Annual Incentive Plan, Restricted Stock Plan or the KESOP under the 1999-2000 Officer Compensation Program. Mr. Rowland did not receive any restricted stock nor stock options under the Company's retention and attraction program.

         Also included in the Company's compensation for its executive officers are various employee benefits. Generally, the benefits offered to such persons serve a different purpose than do the other components of compensation. In general, these benefits provide protection against financial loss that can result from illness, disability or death. Benefits offered to these employees are mainly those that are offered to the Company's other employees, with some variation primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

         Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Generally, covered officers would include the Company's Chairman of the Board and former Principal Executive Officer, the President and Chief Executive Officer and the four other officers named each year in the Summary Compensation Table in the Proxy Statement. The limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Committee believes that any compensation realized in connection with the Annual Incentive Plan, the KESOP, and certain performance-based restricted stock grants under the Restricted Stock Plan, as well as compensation realized in connection with the long-term incentives of the prior officer compensation program, will continue to be deductible as performance-based compensation. The Compensation Committee, however, retains the authority to authorize payments that may not be deductible under the Code if it believes such payments would be in the best interest of the Company and its shareholders.

     This  report is  submitted  by the members of the  Compensation  Committee:
Armando M. Codina, Chairman; Radford D. Lovett; Carleton T. Rider; and Julia B. North.

                             STOCK PERFORMANCE GRAPH

         The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended June 28, 2000, compared with the cumulative total returns of the S & P 500 Index and the S & P Retail (Food Chains) Index. The comparison assumes $100 was invested on June 30, 1995, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG WINN-DIXIE STORES, INC., THE S & P 500 INDEX
                AND THE S&P RETAIL STORES (FOOD CHAINS) INDEX (1)

                                          Starting
                                           Basis
                                            1995        1996         1997        1998         1999        2000
Winn-Dixie                                  $100        $127         $137        $193         $143         $58
S & P 500                                   $100        $126         $170        $221         $271        $291
S & P  Retail  Stores - Food  Chains        $100        $138         $151        $214         $230        $175
(A) Peer Group                              $100        $142         $151        $218         $248        $178
(B) Peers + Winn-Dixie                      $100        $138         $147        $211         $221        $147


         Assumes Initial Investment of $100 and reinvestment of dividends
         Note: Total Returns Based on Market Capitalization

Data and chart furnished by Zacks Investment Research, Inc.
---------------

(1) Includes, but is not limited to, the following companies: Albertson's, Great A&P, Kroger, Safeway and Winn-Dixie.


                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

         Until November 1, 1999, Messrs. A. Dano Davis, Robert D. Davis and Radford D. Lovett were shareholders and directors of American Heritage Life Investment Corporation ("AHLIC") the parent company of American Heritage Life Insurance Company (the "Insurance Company"). On November 1, 1999 AHLIC merged into a subsidiary of the Allstate Corporation and the aforementioned individuals resigned as directors. The Company is self-insured for purposes of employee group, medical, accident and sickness insurance, with the Insurance Company providing administrative services and expenses. During the fiscal year through November 1, 1999, the Company paid the Insurance Company $1,720,430 for administrative services, state premium taxes and expenses of the group medical and accident plan. For group term life insurance provided to all Winn-Dixie full-time employees through November 1, 1999, the Company paid the Insurance Company $8,151,173 in net premiums on life insurance policies and $13,604,745 in interest on policy loans to fund the corporate senior officers management security plan and a similar contributory plan for other eligible key management personnel. These plans also provide benefits to 873 participants including those who have retired, terminated employment or are currently ineligible to participate in the plans, and beneficiaries of deceased participants.

     In the fiscal year ended June 28, 2000, the Company received payments from D.D.I., Inc., a Florida corporation controlled by the Davis Family, in the aggregate amount of $58,286 for group insurance and office expenses.

                       DDI, INC. AGREEMENT OF SHAREHOLDERS

         On April 19, 1989, an Agreement of Shareholders (the "Agreement") was entered into by a Florida corporation now known as D.D.I., Inc. ("DDI") and its shareholders to make provision for future disposition, voting and transfer of its shares. DDI, which, as of June 28, 2000, owned directly and indirectly 40,787,328 shares of Common Stock of the Company, is controlled by the Davis Family. Such shares are included in the Davis Family holdings shown on page 4 hereof.

         Subject to certain exceptions, the Agreement prohibits disposition of DDI shares by a DDI shareholder except with the written consent of DDI and all of the other DDI shareholders. If any DDI shareholder desires to make a disposition of shares of DDI, such shareholder must offer the shares to DDI, and if DDI does not purchase all of the shares, then to the other DDI shareholders. The Agreement also restricts transfers in the event of death, divorce, change in beneficial interest in a trust or involuntary disposition and sets out procedures for establishing fair market value, termination of the Agreement, selection of a Board of Directors of DDI and increasing the capital surplus of DDI, if necessary, to purchase DDI shares.

     DDI shareholders who are parties to the Agreement  include Robert D. Davis,
A. Dano Davis, T. Wayne Davis, and Charles P. Stephens, spouses, children, grandchildren, relatives, in-laws, trusts for the benefit of Davis Family members, and corporations and other entities controlled by them.

                PROPOSAL 2 - AMENDMENT OF THE REVISED WINN-DIXIE
                        STOCK PURCHASE PLAN FOR EMPLOYEES

         The Revised Winn-Dixie Stock Purchase Plan for Employees (the "Plan"), permits the Company through a Board of Directors' Committee (the "Committee"), to grant options to eligible employees to purchase shares of the Company's Common Stock. Eligible employees include those employees who (i) have been employed by the Company or a subsidiary of the Company for at least one year prior to the date of grant of such options, (ii) are of legal age to purchase stock in the state of their residence and (iii) are actively employed by the Company or a subsidiary of the Company at the date of grant of such options.

         The total number of shares available for issuance under the Plan is 36,173,236, of which 33,780,610 shares previously have been issued, leaving a balance of only 2,392,626 shares for further offerings. Due to the large number of employees eligible to participate in a stock offering under the Plan, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to increase the total number of shares available under the Plan by 4,000,000 shares. As so amended, the total number of shares authorized under the Plan would be increased from 36,173,236 to 40,173,236, leaving a balance of 6,392,626 shares for future offerings.

         Accordingly, the Company's shareholders are being asked to approve the authorization of an additional 4,000,000 shares of the Company's Common Stock for issuance under the Plan. Since under certain federal tax regulations any change in the aggregate number of shares that may be issued under the Plan will be considered to have created a new plan requiring shareholder approval within 12 months of such change, the shareholders also are being asked to re-approve and readopt the Plan as amended by the amendment increasing the number of shares that may be issued under the Plan. In the event the Company's shareholders do not adopt the amendment increasing the number of shares that may be issued under the Plan, such amendment shall become null and void and the Plan as in effect prior to the amendment shall continue in full force and effect.


Description of Plan

         The following summary of the Plan, as proposed to be amended, is qualified in its entirety by reference to the text of the Plan, which is attached hereto as Exhibit B. Under the Plan, the Committee determines from time-to-time whether or not to grant options and, if options are to be granted, what the option price per share will be. If any options are granted, they are granted to all eligible employees. Subject to the share limitations of the Plan, each eligible employee is granted an option to purchase up to a maximum number of shares of stock as may be determined by the Committee. In addition, there are other limitations required by law with respect to employees to whom options may be granted and as to the number of shares that may be covered by such options. The option price, exercise period, option payment provisions and all other terms and conditions of the options will be uniform among all eligible employees.


         The options expire at the end of the option period established by the Committee. Because all eligible employees have the same ability to participate in the Plan and the decision of whether to exercise options granted under the Plan is an individual investment decision of the eligible employees, it is not possible to determine the benefits that the executive officers of the Company will receive under the Plan.

         The Committee is authorized to set forth the methods in which eligible employees may exercise their rights under the Plan. These may include any or all of the following three methods or such other methods as the Committee may determine: (i) tendering the full cash purchase price; (ii) tendering at least $1.00 per share and executing and delivering a promissory note payable to the Company for the balance of the purchase price; or (iii) tendering the balance of a participant's account established to hold employee payroll deductions during the offering period. If the promissory note method is authorized, eligible employees may purchase up to a maximum of 50 shares by executing and delivering a non-interest bearing promissory note and, subject to approval by the Committee in its discretion from time-to-time at the time of granting options, up to an additional 25 shares by executing and delivering an interest bearing promissory note, the terms of which are determined by the Committee.

         The Committee, in its discretion, may require that any shares purchased pursuant to the Plan must first be tendered to the Company before such shares can be sold. The Committee also may set the terms and conditions of the tender.

         The maximum number of shares that may be sold pursuant to the Plan, as well as the number of shares that may be purchased pursuant to the exercise of any option outstanding thereunder, are subject to anti-dilution provisions in the event of stock splits, certain stock dividends and similar events. Options granted pursuant to the Plan may not be sold, pledged, assigned or transferred by their holders. Upon the death of such holder, the option immediately ceases and terminates.

         Any changes to the Plan requiring shareholder approval under applicable law or the rules of the New York Stock Exchange must be approved by the shareholders of the Company. If shareholder approval is not obtained, the changes shall not become effective and any Plan provisions attempted to be changed shall continue in full force and effect.

Federal Income Tax Consequences

         For federal income tax purposes, an employee will not realize income at the date of grant or date of exercise of an option. If no disposition of shares acquired pursuant to an option is made within the later of two years from the date of grant or one year from the date of exercise of the option, then upon subsequent disposition of the stock, ordinary income will be realized by the employee to the extent of the lesser of (i) the amount by which the fair market value of the stock at such disposition exceeds the option exercise price paid, or (ii) the amount by which the fair market value of the stock on the date of grant exceeds the option exercise price on the date of grant. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the periods described above. If the shares are disposed of before the end of the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price paid, and the Company will, generally, be entitled to a deduction equal to the amount of ordinary income recognized by the employee. To the extent the amount received by an optionee upon disposition of option shares exceeds the option exercise price paid, plus any ordinary income recognized by the optionee under the rules described above, such excess will be treated as capital gain for federal income tax purposes.

General Information

         The net proceeds from the sale of Common Stock pursuant to the Plan will be added to the general funds of the Company. The Company is unable to state at this time for what purposes such proceeds may be used other than as working capital.

         At June 28, 2000, the Company and its wholly owned subsidiaries had approximately 120,000 employees of whom approximately 74,000 (including 11 executive officers) were eligible employees under the Plan.

         The closing price of the Company's stock as reported on the New York Stock Exchange Composite Listing on June 28, 2000, was $14.375 per share. The market value of the 2,392,626 shares remaining available for sale under the Plan on that date was $34,393,998.75.

         The Board of Directors recommends a vote FOR Proposal 2.


                          PROPOSAL 3 - AMENDMENT OF THE
                         KEY EMPLOYEE STOCK OPTION PLAN

         On August 9, 2000 the Board of Directors approved the amendment of the Key Employee Stock Option Plan ("KESOP"), subject to shareholder approval, to increase the total number of shares that may be sold pursuant to the exercise of options granted under the KESOP from a maximum aggregate of two million shares to a maximum aggregate of five million shares. As of June 28, 2000, out of the two million available shares, 1,710,177 shares had been granted pursuant to the KESOP, 474,506 of which have been cancelled and are again available for issuance, leaving a total of 764,329 shares remaining available for subsequent issuance. The proposed increase would allow options to continue to be granted to eligible employees in keeping with the Company's desire to attract and retain employees and long term compensation philosophy, all as more fully explained in the Report on Executive Compensation beginning on page 12.

         Accordingly, the Company's shareholders are being asked to approve the authorization of an additional three million shares that may be sold pursuant to the exercise of options granted under the KESOP. Since under certain federal tax regulations any change in the aggregate number of shares that may be sold pursuant to the exercise of options granted under the KESOP will be considered to have created a new plan requiring shareholder approval within 12 months of such change, the shareholders also are being asked to re-approve and readopt the KESOP as amended. In the event the Company's shareholders do not adopt the amendment increasing the number of shares that may be sold pursuant to the exercise of options granted under the KESOP, such amendment shall become null and void, the Plan as in effect prior to the amendment shall continue in full force and effect and any options granted under the KESOP which together with the outstanding shares under the KESOP total more than two million, shall be void.

Description of Key Employee Stock Option Plan

         The following summary of the KESOP, as proposed to be amended, is qualified in its entirety by reference to the text of the KESOP, which is attached hereto as Exhibit C. Under the KESOP, a committee appointed by the Board of Directors and composed of two or more outside directors, may grant options at any time and from time to time to persons who are eligible employees. Such eligible employees include officers and other key employees selected by the committee. Currently, the options that may be granted under the KESOP are limited in total to a maximum aggregate of 2,000,000 shares as the committee in its sole discretion deems advisable. The maximum number of shares that may be sold pursuant to the KESOP, as well as the number of shares that may be purchased pursuant to the exercise of any option outstanding thereunder, are subject to anti-dilution provisions in the event of stock splits, certain stock dividends and the like. The option price per share shall be the fair market value of the Company's Common Stock on the date on which the option is granted. The closing price of the Company's Common Stock as reported on the New York Stock Exchange composite tape on June 28, 2000 was $14.375. Options granted pursuant to the KESOP may not be sold, pledged, assigned or transferred by their holders otherwise than by will or the laws of descent and distribution and are exercisable, during their respective lifetimes, only by such holders.

         Each option shall become exercisable on and after such date and in accordance with such requirements as the committee shall determine. The period within which each option granted under the KESOP may be exercised shall end not later than the January 15th following the sixth fiscal year after the grant. The committee shall certify in writing prior to options becoming exercisable that the requirements set by the committee at the time of grant and any other material terms under the KESOP were in fact satisfied. All options granted pursuant to the KESOP that are outstanding at the time of a change in control shall immediately vest upon the occurrence of the change in control. What constitutes a change in control is discussed in the section "Change in Control Arrangements" on page 11.

         The Board of Directors, or the committee, has the power, among other things, to add to, amend or repeal any of the provisions of the KESOP, to suspend its operation for any period, or to terminate it in whole or in part, without shareholder approval unless shareholder approval is otherwise required by applicable law or the rules of the New York Stock Exchange. No such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holder of outstanding options to purchase shares of Common Stock in accordance with the provisions of the KESOP at the time of the option grant.

         The impact on the executive officers and other officers of the Company of the amendment to increase the number of shares that may be sold pursuant to the exercise of options granted under the KESOP, is not determinable at this time. Options granted under the KESOP for the 1999-2000 fiscal year are included in the Summary Compensation Table beginning on page 7 and the Option Grants table on page 9 and are discussed in the Report on Executive Compensation beginning on page 12.

Federal Income Tax Consequences

         Options granted under the KESOP may consist of incentive stock options ("ISOs"), within the meaning of Section 422 of the Code, and nonqualified stock options ("NSOs"). ISOs and NSOs are treated differently for federal income tax purposes. ISOs are intended to comply with the requirements of Section 422 of the Code. NSOs need not comply with such requirements. Options granted under the KESOP will not qualify as ISOs except to the extent that all of the requirements of Code Section 422 are satisfied.

         A KESOP participant is not taxed on the grant or exercise of an ISO. The difference between the fair market value of the shares on the exercise date and the exercise price will, however, be a preference item for purposes of the alternative minimum tax. If a participant holds the shares acquired upon exercise of an ISO for at least two years following grant and at least one year following exercise of the ISO, the participant will recognize gain, if any, for the first time upon a subsequent disposition of such shares and such gain will be treated as long-term capital gain for federal income tax purposes. The measure of the gain is the difference between the proceeds received on disposition and the participant's basis in the shares (which generally equals the exercise price). If the participant disposes of stock acquired pursuant to the exercise of an ISO before satisfying the one and two-year holding periods described above, the participant could recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income would be the lesser of: (i) the amount realized on disposition less the participant's adjusted basis in the stock (usually the option exercise price), or (ii) the amount by which the fair market value of the stock on the exercise date exceeds the option price. The balance of the gain recognized on such disposition, if any, will be capital gain. The Company is not entitled to an income tax deduction on the grant or the exercise of an ISO or on the participant's disposition of the shares after satisfying the holding period requirement, described above. If the holding periods are not satisfied, the Company may be entitled to an income tax deduction in the year the participant disposes of the shares, in an amount equal to any ordinary income recognized by the participant.

         Generally, a participant is not taxed on the grant of an NSO. Upon exercise, however, the participant recognizes ordinary income equal to the amount by which the fair market value of the shares exceeds the option price on the date of the exercise. The Company is entitled to an income tax deduction in the year of exercise in the amount recognized by the participant as ordinary income. Any gain on a subsequent disposition of the shares will be long term capital gain if the shares are held for at least 12 months following exercise. The Company does not receive an income tax deduction for this gain.

         The Board of Directors recommends a vote FOR Proposal 3.

                   PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         Action is to be taken at the Annual Meeting of Shareholders with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG LLP as independent public accountants to audit the financial statements of the Company for the fiscal year commencing June 29, 2000. KPMG LLP has been regularly employed by the Company for many years to examine its books and accounts and for other purposes, for which services KPMG's customary fees have been paid.

         Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

         The Board of Directors recommends a vote FOR Proposal 4.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2001 annual meeting of shareholders, a written copy of their proposal must be received at the principal executive offices of the Company, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than May 6, 2001. To ensure prompt receipt by the Company, proposals should be sent by certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials. Shareholders who wish to submit a proposal for consideration at the Company's 2001 annual meeting of shareholders but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, as amended, must deliver a copy of their proposal to the Company at its principal executive offices, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than July 20, 2001.

                                  MISCELLANEOUS

         The Company's audited financial statements and certain other financial information for its fiscal year ended June 28, 2000, are included as pages F-1 to F-32, inclusive, annexed to this Proxy Statement.

         As of the date of this Proxy Statement, Management does not know of any other matter that will come before the meeting. In the event that any other matter properly comes before the meeting and the Company did not receive notice of such matter by July 13, 2000, then the persons named in the enclosed form of proxy will be deemed to have discretionary authority to vote all proxies in accordance with their judgment on such matter.

                       By Order of the Board of Directors



                                 Judith W. Dixon
                                    Secretary

August 25, 2000

EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, THE SHAREHOLDER MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                                                    EXHIBIT A


                                     CHARTER
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                             WINN-DIXIE STORES, INC.


Purpose

         The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its oversight responsibilities relating to the Company's financial statements and reporting processes, the independence and performance of the Company's internal and external auditor, and the legal compliance and ethics programs established by management and the Board of Directors. The Audit Committee shall have the authority, as it deems necessary, to confer with the Company's independent auditor, internal audit department and management, to retain legal, accounting or other consultants to advise the Audit Committee, and to conduct or authorize investigations into any matters within the scope of the Audit Committee's responsibilities. In carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work.


Audit Committee Membership and Meetings

         The Audit Committee shall consist of three or more members of the Board of Directors, including an Audit Committee Chair, appointed by the Board of Directors. Members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The Audit Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Audit Committee shall maintain minutes of the meetings and periodically report to the Board of Directors.


Audit Committee Responsibilities

         The Audit Committee shall have a clear understanding with management and the independent auditor that the independent auditor is ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee shall annually review the independence, performance and fees of the independent auditor and recommend to the Board the selection of the independent auditor. The Audit Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor.

         The Audit Committee shall require that the independent auditor submit to it on a periodic basis, formal written statements delineating all relationships between the independent auditor and the Company. The Audit Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. If deemed necessary, the Audit Committee shall recommend that the Board of Directors take appropriate action to satisfy itself of the outside auditor's independence.

     The Audit Committee shall discuss with the internal auditor and the independent auditor the overall scope and plans for their respective audits and the coordination of audit efforts between the independent auditor and the internal audit department. The Audit Committee shall also discuss separately with the internal auditor and the independent auditor, with and without management, the results of the audits and the adequacy and effectiveness of the Company's accounting and financial controls, including the Company's legal and ethical compliance programs.

         The Audit Committee shall review the Company's interim financial statements with management and the independent auditor prior to the filing of the Company's quarterly reports on Form 10-Q and shall review and consider the matters required to be discussed under generally accepted auditing standards. The Chair of the Audit Committee may represent the entire Audit Committee for the purposes of this review.

         The Audit Committee shall review with management and the independent auditor, the financial statements to be included in the Company's annual reports on Form 10-K and shall review and consider with the independent auditor in conjunction therewith, the matters required to be discussed under generally accepted auditing standards.

         The Audit Committee shall annually prepare a report to shareholders as required by the Securities and Exchange Commission, to be included in the Company's annual proxy statement.

         The Audit Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes to the Board of Directors for approval.

         The Audit Committee shall perform such other duties and responsibilities consistent with this Charter, the Company's organizational documents, the New York Stock Exchange rules and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

                                                                      EXHIBIT B

                             WINN-DIXIE STORES, INC.
                    REVISED STOCK PURCHASE PLAN FOR EMPLOYEES

                     (Changes made by the proposed amendment
                               have been marked.
            Additions are underlined. Deletions are struck through.)

                                    ARTICLE I

                       Designation and Purpose of the Plan


         The Plan shall be known as the "Revised Winn-Dixie Stock Purchase Plan for Employees" (the "Plan"). The purpose of the Plan is to encourage employees of Winn-Dixie Stores, Inc. (the "Company") and of any "Subsidiary" (a corporation in which all of the outstanding shares of capital stock of every class shall, at the time or times in question, be owned by the Company or any other Subsidiary of the Company) to purchase and own the Common Stock of Winn-Dixie Stores, Inc., thereby promoting their increased interest in the Company's affairs, growth and development.

                                   ARTICLE II

                          Shares Available for Purchase

         Subject to the anti-dilution  provisions contained herein, a maximum of
   40,173,236     shares of the Company's Common Stock,  having a par value
of $1.00 per share, as constituted on November 30, 1995 (the "Stock"), whether presently authorized and unissued or held in the Company's treasury or hereafter reacquired by the Company, may be issued and sold upon the exercise of options granted subsequent to October 2, 1964 pursuant to the Plan ("Options"). Such
   40,173,236     shares shall consist of the    36,173,236     shares
of the Company's Common Stock heretofore authorized to be so issued and sold, including shares which were authorized to be issued and sold upon the exercise of options granted pursuant to the Company's now terminated Stock Purchase Plan for Employees (adopted in 1958), as amended (the "1958 Plan"), which were not so
issued and sold, plus an additional    4,000,000     shares.

         In the event that the Stock shall be split up, divided or otherwise reclassified into a greater number of shares of Stock or of any other class of Common Stock of the Company, the term "Stock" shall thereafter mean the Common Stock of the Company into which the shares of Stock were so split up, divided or otherwise reclassified; and the maximum number of shares of stock that may be issued and sold under the Plan, and the remaining number of shares of Stock that may thereafter be sold pursuant to the Plan or made subject to Options granted to any Eligible Employee pursuant to the Plan, shall be correspondingly increased. In case any dividend payable in shares of Stock is paid to the holders of outstanding shares of Stock, the remaining number of shares of Stock which may thereafter be sold pursuant to the Plan, and the remaining number of shares of Stock which may thereafter be made subject to Options granted to any Eligible Employee pursuant to the Plan shall be increased by the percentage which the number of shares of Stock so paid as a dividend bears to the total number of shares of Stock outstanding immediately prior to the payment of such dividend; provided, however, that no such increase shall be made with respect to any dividend aggregating less than 20% of the total number of shares of Stock outstanding immediately prior to the payment thereof.

                                   ARTICLE III

                               Eligible Employees

         Options may be granted under the Plan only to employees of the Company or of a Subsidiary, (1) who have an employment date of not less than one year prior to the date of the offering, (2) who are of legal age to purchase stock in the state of their residence, and (3) who are actively employed at the date of the offering. "Actively employed" means on the payroll and not on leave of absence (including workers' compensation, medical, military or other leaves). Such employees are herein called "Eligible Employees."

                                   ARTICLE IV

                                  Option Price

         The exercise price per share of Stock covered by any Option granted pursuant to the Plan shall be determined by the Committee referred to in Article V hereof, but shall be not less than the lesser of (1) 85% of the fair market value of the Stock at the time such Option is granted or (2) an amount which under the terms of the Option is not less than 85% of the fair market value of the stock at the time the Option is exercised.

                                    ARTICLE V

                               Granting of Options

         A committee appointed by the Board of Directors of the Company, consisting of two or more members of the Board of Directors (the "Committee") shall, by decision of a majority thereof, determine from time to time in its sole and final discretion until such time as all shares of Stock available for purchase under the Plan have been sold, whether or not to grant Options to Eligible Employees and, if Options are to be granted, the date on which such Options shall be granted, the option price per share, the period of time during which the Options can be exercised (not to exceed 27 months or a period of 5 years if the exercise price per share of Stock covered by the Option will be no less than 85% of the fair market value of such Stock at the time of exercise of the Option) and such other terms and conditions as the Committee, in its sole discretion, deems appropriate.

         If any Options are granted as aforesaid, Options shall be granted to all employees who are Eligible Employees as of the date the Options are granted, upon the following terms and conditions:

                  1. The Committee shall have the authority to limit the maximum number of shares to be issued and sold upon the exercise of Options granted at any time to a number not to exceed the number of shares then authorized for sale pursuant to the Plan. Each Eligible Employee shall be granted an Option for the purchase of such maximum number of shares as the Committee may determine; provided, however, that no Eligible Employee shall be granted an Option if such Employee, immediately after the grant of such Option, would own, within the meaning of Section 423(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a "parent corporation" or "subsidiary corporation" of the Company, as defined in
         Section 424(e) and (f) of the Code; and provided further, that no employee shall be granted an Option which would permit such employee's rights to purchase shares of stock of any class of the Company or of a "parent corporation" or of a "subsidiary corporation" of the Company (as defined above) pursuant to all employee stock purchase plans of the Company and of any such "parent corporation" or "subsidiary corporation" to accrue at a rate which would exceed an aggregate of $25,000 of fair market value of such securities (determined at the time such Option is granted) in any calendar year.

                  2.  The  Option  price,   exercise   period,   Option  payment
         provisions and all other terms and conditions of the Options shall be uniform for all Eligible Employees.

                                   ARTICLE VI

                            Options Not Transferable

         No Option granted to an employee to purchase shares of Stock pursuant to the Plan may be sold, pledged, assigned or transferred in any manner during such employee's lifetime, and upon the death of such employee said Option shall immediately cease and terminate.

                                   ARTICLE VII

                Amendment, Suspension and Termination of the Plan

         The Board of Directors of the Company shall have the power at any time to add to, amend or repeal any of the provisions of the Plan, to suspend the operation of the entire Plan or of any provision or provisions thereof for any period or periods or to terminate the Plan in whole or in part, provided, however, that no such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holders of outstanding Options to purchase shares of stock in accordance with the provisions hereof; and provided, further, that any such addition, amendment or repeal which requires shareholder approval pursuant to applicable law or the rules of the New York Stock Exchange shall be subject to approval by the Stockholders of the Company or such addition, amendment or repeal shall be null and void and any provision so attempted to be changed shall continue in full force and effect.

                                  ARTICLE VIII

                 Provisions with Respect to Granting of Options

         Options shall be granted pursuant to the Plan only in accordance with the provisions set forth in Article V and this Article VIII of the Plan.

         For the purpose of determining whether an employee has been employed by the Company and/or one or more Subsidiaries for less than one year, there shall be included in the term of such employee's employment any period of employment by any person, firm, organization or corporation all of whose outstanding shares of capital stock of every class and/or all or substantially all of whose operating assets and/or business shall have been acquired by the Company and/or one or more of its Subsidiaries prior to the time as of which such determination is made, and transfer from the employment of the Company to that of a Subsidiary or vice versa, or from the employment of one Subsidiary to that of another Subsidiary, shall not constitute a termination or interruption of the continuity of employment.

         If the Committee shall determine to grant Options as provided in the Plan, such determination, and the exercise price per share of Stock covered thereby, shall be communicated to all Eligible Employees within a reasonable time thereafter in such manner as the Committee in its sole discretion shall deem advisable.

         No option shall be granted pursuant to the Plan unless a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Stock covered thereby shall have been filed with the Securities and Exchange Commission or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable, and no Option granted pursuant to the Plan shall be exercisable, and no shares of Stock shall be sold or issued upon the exercise of any Option, unless such a Registration Statement shall be in effect and a prospectus with respect to such shares, which at the time of such exercise, sale or issue, as the case may be, meets the requirements of Section 10(a) of said Act, shall then be available for delivery to Eligible Employees or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable.

                                   ARTICLE IX

                               Exercise of Options

         The Committee shall determine upon the granting of Options, the methods under which Eligible Employees may purchase shares of Stock upon exercise of Options, which may include, but is not limited to, any or all of the following three methods:

                  1. Any Eligible Employee who holds an Option may exercise said Option at any time during which it is outstanding and not yet expired in whole at any one time, or in part from time to time (provided that each exercise shall be for ten or more shares of stock), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in full in cash for such shares at the exercise price per share therefor.

                  2. Any Eligible Employee who holds an Option may exercise said Option at any time during which it is outstanding and not yet expired to the extent of a maximum of 50 shares (but subject to the proviso that each such exercise shall be in increments of 5 shares but not less than 10 shares), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in cash in the amount of at least $1.00 per share for each share purchased and by the Eligible Employee's non-interest bearing promissory note for the balance of the price of the shares to which such note relates at the exercise price per share therefor. No Eligible Employee may purchase more than an aggregate of 50 shares pursuant to Options granted whether at one time or from time to time, through payment by such non-interest bearing promissory note. Subject to approval by the Committee in its discretion from time to time at the time of granting such Options, any Eligible Employee who holds an Option and who has theretofore purchased the maximum of 50 shares through the delivery of a non-interest bearing promissory note as provided in paragraph 2 above may exercise said Option at any time during the month for which it was granted, to the extent of a maximum of 25 shares (but subject to the provision that each such exercise shall be for 10,15, 20 or 25 shares), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in cash in the amount of at least $1.00 per share for each share purchased and by the Eligible Employee's promissory note, bearing interest at the rate determined by the Committee at the time of granting such Option, for the balance of the price of the shares to which such note relates at the exercise price per share therefor. No Eligible Employee may purchase more than an aggregate of 25 shares pursuant to Options granted after October 31, 1978 whether at one time or from time to time, through payment by such interest bearing promissory notes.

                  3. Any Eligible Employee who holds an Option that is outstanding and not yet expired may authorize a payroll deduction from his/her pay for each payday during the time he/she holds such Option, to be deposited in a non-interest bearing account maintained by the Company for the purpose of funding the Eligible Employee's purchase of stock upon the exercise of an Option; provided that such Eligible Employee only may authorize a payroll deduction at the rate of 1% to 10% of his/her base pay, in effect, as of the date such deduction is authorized by the Eligible Employee. The Eligible Employee may exercise the Option at any time that it is outstanding and has not yet expired by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative such subscription agreement to be accompanied by written notice from the Eligible Employee directing the Company to apply the Eligible Employee's account balance to the purchase of whole shares of stock pursuant to the exercise of the Option. Any excess in such account after the payment of the stock acquired upon the exercise of an Option will be refunded to the Eligible Employee.

         All payroll deductions made for a participant shall be credited to the participant's account under the Plan which will be maintained by the Company. A participant may not make any separate cash payment into his/her account. A participant may elect payroll deductions to fund the purchase of stock pursuant to the exercise of an Option only with respect to wages not yet earned. A participant may not change the amount of his/her payroll deductions. Upon the exercise of the Option, all payroll deductions for the participant shall cease. If a participant goes on an authorized leave of absence, such participant may elect to withdraw the balance of his/her account, discontinue payroll deductions but remain a participant in the Plan during such leave of absence or authorize deductions to be made from any payments by the Company to the participant, if any. At any time, a participant may terminate his or her account and receive the balance of his/her account in full.

         Payment for any shares purchased otherwise than through delivery of promissory notes or the application of payroll deduction accounts as provided in paragraphs 2 and 3 above, or such other method as the Committee may determine, shall be made in cash as provided in paragraph 1 above.

         The Committee may require at the time of granting the Options that the shares purchased pursuant to the exercise of an Option can be sold by the Eligible Employee who purchased such shares or any successor in interest in the event of such Eligible Employee's death, only by means of their tender to the Company upon the following terms and conditions or such other terms and conditions as the Committee may determine:

         If such tender shall occur during the period of two years following the purchase of the shares of Stock so purchased, the Company, if it shall accept such tender, shall pay for such shares the same price paid to the Company by the Eligible Employee therefor. If such tender shall occur more than two years after the purchase of the shares of Stock so purchased, the Company, if it shall accept such tender, shall pay for such shares the market price of such shares on the date of the receipt by the Company of their tender to the Company.

         In the subscription agreement, such Eligible Employee shall agree with the Company that certificates for shares of Stock so purchased by such Employee may bear the following legend:

                  "The shares of the Common Stock of Winn-Dixie Stores, Inc. represented by this certificate are subject to the provisions of Article IX of the Revised Stock Purchase Plan for Employees, as amended, of Winn-Dixie Stores, Inc. Such shares may be sold by the holder thereof only by means of their tender to Winn-Dixie Stores, Inc. for the applicable consideration set forth in such Article IX, unless the Company shall not accept the tender of such shares, in which case the shares may be sold by the holder thereof, free of any restrictions or limitations."

         In any case in which payment is made in part by promissory note, any certificate representing the shares of Stock purchased shall be issued in the name of the Eligible Employee so purchasing the same and shall be endorsed by the Eligible Employee in blank (or accompanied by a duly executed stock power) and delivered to and pledged with the Company as security for the note, and a pledge agreement shall be entered into by such Eligible Employee and the Company. The pledge agreement shall provide that (i) no certificate for pledged shares of Stock shall be redelivered to the pledgor until the promissory note (together with all interest thereon, if any) has been paid in full and (ii) provided that there has been no default under the terms and provisions of the promissory note, the Company will not cause the certificate for the pledged shares of Stock to be transferred out of the name of the pledgor and the pledgor shall have the right to vote such shares of Stock at all meetings of the stockholders of the Company and shall receive all cash dividends paid on such shares. The pledge agreement shall contain such other provisions as the Company may deem advisable.

         The principal of the promissory note shall be payable in equal installments payable weekly or monthly depending upon whether the pledgor is paid on a weekly or monthly basis, of such amount as may be determined by the payroll department (which equal installments shall, in each case, be payable over a period of three years), and the pledgor shall give a written authorization to such payroll department, on such form or forms as may be furnished by the Company, authorizing the deduction each week or month, as the case may be, during the term of the note of the amount of such weekly or monthly installment. Interest, if any, on the unpaid portion of such promissory note shall accrue from the date thereof at the rate per annum determined by the Committee at the time of granting the Option to which such promissory note relates. The amount of accrued interest payable, if any, on each payment date shall be added to the amount payable on account of principal, and shall be included in the payroll deduction referred to in the preceding sentence. If the pledgor shall cease to be employed by the Company and/or its Subsidiaries, the pledgor shall continue to make the same payments as were made while the pledgor was so employed until the promissory note shall be paid in full.

         In the event of a default in the prompt payment of accrued interest on or any installment due on the principal of, any promissory note, unless such interest or installment shall have been paid prior to the expiration of 10 days after notice of such default to the pledgor, the principal balance, if not already due and payable, shall become due and payable and the Company shall thereafter be entitled:

          (a)  To collect and receive all dividends on the pledged shares; and

          (b) To sell or cause to be sold at such price or prices as the Company may deem best all or any of the pledged shares, without demand of performance or notice of intention to sell.

         The proceeds of any such sale and any monies collected, received or otherwise realized by the Company from the pledged shares, shall be applied as follows:

          (a) To the expenses of such sale or realization and all other expenses of the Company under the pledge agreement;

          (b) To the payment of accrued interest, if any, then due and payable on the note;

          (c)  To the payment of the principal of the note; and

          (d) Any balance thereafter remaining shall be paid to the pledgor or to whomsoever may be lawfully entitled to receive the same.

         In the event that the balance due from the pledgor at the time of any default exceeds the net proceeds from such sale, the pledgor shall be and remain liable for such excess.

         The date on which a duly executed subscription agreement shall be received by the Company or its duly authorized agent or representative, in accordance with any of the above methods, shall be deemed to be the "Date of Subscription" with respect to the shares subscribed for, for all purposes of the Plan.

                                    ARTICLE X

                      Conditions on the Exercise of Options

         The exercise of Options shall be subject to the following conditions:

          1.   Each  employee   exercising  an  Option  must  on  each  Date  of
               Subscription be an Eligible Employee.

          2. In case there shall not be a sufficient number of shares of Stock available, either because of the limitations imposed by Article
               II hereof, or because the Committee shall have limited the maximum number of shares to be issued and sold in accordance with the provisions of subparagraph 1 of the second paragraph of
               Article V hereof, to issue all of the shares otherwise issuable upon the exercise of Options, subscriptions pursuant to the exercise of Options shall be filled in any manner determined by the Committee.

                                   ARTICLE XI

                                  Pledged Stock

         In the case of those shares payment for which was made in whole or in part by promissory note, said shares shall be immediately redelivered to the Company and pledged as security for the promissory note as provided in Article IX hereof.

                                   ARTICLE XII

                               Rights of Employees

     An Eligible Employee shall not have any rights as a stockholder of the Company by virtue of any Option until the date of issue of the shares of Stock purchased by such Eligible Employee pursuant to its exercise.

                                  ARTICLE XIII

                           Interpretation of the Plan

         Determinations of the Committee as to any question which may arise with respect to the interpretation or administration of any provisions of the Plan shall, unless otherwise determined by the Board of Directors of the Company, be final. The Company may prescribe administrative rules under the Plan.

                                                                       EXHIBIT C

                             WINN-DIXIE STORES, INC.
                         Key Employee Stock Option Plan

                (Changes made by the proposed amendment have been
                        marked. Additions are underlined.
                         Deletions are struck through.)
                               -------------------

                                   ARTICLE I.

                         Designation and Purpose of Plan

         The Plan shall be known as the "Winn-Dixie Key Employee Stock Option Plan". The purpose of the Plan is to promote in the Company's key employees additional incentive by inducing and enabling them to become part owners of the business or to increase their share of its ownership through the exercise of options granted pursuant to the Plan.

                                   ARTICLE II.

                                   Definitions

         The following words and phrases wherever used herein shall, unless the context otherwise indicates, have the following meanings:

     1. "Board" or "Board of Directors" shall mean the Board of Directors of the Company.

     2.   A "Change in Control" shall mean:

          (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 (the "Act"), excluding (A) those persons and entities included in the joint Schedule 13(G) filing filed with the Securities and Exchange Commission on February 12, 1999, and all current or future heirs, successors and affiliates to such persons and all trusts or other entities established or maintained, or to be established or maintained, for the benefit of such persons and their heirs, successors and affiliates (collectively, the "Davis Family"), (B) any employee benefit plan or related trust sponsored or maintained by the Company, and (C) a corporation or other entity owned, directly or indirectly, by all or substantially all of the shareholders of the Company immediately prior to the transaction in substantially the same proportions as their ownership of stock of the Company ("Person")), becoming the beneficial owner, directly or indirectly, of twenty-five (25) percent or more of the outstanding voting stock of the Company requiring the filing of a report with the Securities and Exchange Commission under Section 13(d) of the Act; provided, that, at the time of the acquisition of such beneficial ownership interest, such Person's beneficial ownership interest in the Company exceeds that of the Davis Family.

          (ii) consummation of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, all or substantially all of the shareholders of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty (50) percent of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

          (iii)during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

     3. "Committee" shall mean a committee of at least two persons appointed by the Board of Directors of the Company each of whom shall be an outside director of the Company.

     4.   "Company" shall mean Winn-Dixie Stores, Inc.

     5. "Eligible Employee" shall mean an officer or other key employee of the Company or its subsidiaries who, in the judgment of the Committee, is significantly responsible for or materially contributes to the management, growth or profitability of the business of the Company or its subsidiaries.

     6. "Option" shall mean any option granted or held pursuant to the provisions of the Plan. Options shall be evidenced by forms prescribed by the Committee.

     7. "Optionee" shall mean any person who at the time in question holds any Option which then remains unexercised in whole or in part and which has not expired or terminated.

     8.   "Plan" shall mean this Winn-Dixie Key Employee Stock Option Plan.

     9. "Return on Equity" shall mean the percentage which the net earnings of the Company for a particular fiscal year bears to the average net shareholder equity for such fiscal year, in each case as reflected in the financial statements of the Company for such fiscal year as reported in the Company's Annual Report to its stockholders.

     10. "Stock" shall mean the Company's Common Stock, having a par value of $1.00 per share, as constituted on June 1, 1998, whether presently authorized and unissued or held in the Company's treasury, or hereafter reacquired by the Company. In the event that any change in the outstanding shares of Stock (including an exchange of the Stock for stock or other securities of another corporation) occurs by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares or other similar corporate changes, the remaining number of shares of Stock which may thereafter be sold pursuant to the Plan and the remaining number of shares of Stock which may thereafter be purchased pursuant to the exercise of any Option then outstanding shall be appropriately adjusted by the Committee, whose determination shall be conclusive; provided, however that fractional shares shall be rounded to the nearest whole share. In the event of any other change in the Stock, the Committee shall in its sole discretion determine whether such change equitably requires a change in the number or type of shares subject to any outstanding Option and any adjustment made by the Committee shall be conclusive.

                                  ARTICLE III.

                          Shares Available for Purchase

     Subject to the anti-dilution provisions contained in the definition of Stock in Article II hereof, except as provided in Article VII hereof, the maximum number of shares of Stock which may be sold pursuant to the exercise of Options shall be 5,000,000 . Except as provided in Article VII hereof, at no time shall there be Options outstanding for the purchase of more than
   5,000,000 shares of Stock (subject to said anti-dilution provisions) less such number of shares as have previously been sold pursuant to the exercise of Options. If an Option shall for any reason terminate or expire, any shares of Stock covered by such Option immediately prior to its termination or expiration shall again become available for sale pursuant to the exercise of other Options granted or to be granted pursuant to the Plan.

                                   ARTICLE IV.

                 Granting Expiration and Termination of Options

         The Committee shall, by a vote of a majority thereof, have the exclusive power to grant Options to purchase shares of Stock to Eligible Employees. Such Options may be granted at any time and from time to time to such Eligible Employees, for such number of shares as the Committee in its sole discretion deems advisable, but in no event more than one-half (1/2) of the maximum number of shares authorized under the Plan to any single "Eligible Employee". In all cases the option price per share shall be the fair market value of the Stock on the date on which the Option is granted (but not less than $1.00), and such Option shall be exercisable, subject to the provisions of
Article V hereof, within the option period, at the end of which period it shall expire and become void to the extent that it then remains unexercised. The option period within which each Option granted hereunder shall be exercisable shall commence on such date as the Committee shall determine and shall end on December 31, 1998, as to Options granted after June 1, 1992 and prior to May 31, 1994; and shall end not later than January 15th following the sixth full fiscal year after the grant as to Options granted on May 31, 1994 or thereafter.

         Subject to the provisions of Article V hereof, if the Optionee to whom an Option was originally granted shall cease to be employed by the Company for any reason other than death he or she may, within the three months next succeeding such cessation of employment (unless such Option shall sooner expire), exercise such Option to the extent that he or she was entitled to exercise it as of the date of such cessation, and at the expiration of such three months (unless it shall have sooner expires) such Option shall terminate and become void to the extent that it then remains unexercised. Leaves of absence may be granted to Optionees who are employees of the Company because of illness or for such other reasons as the Committee may determine, without being considered a termination or cessation of employment.

         The Plan shall not confer upon any Eligible Employee or any Optionee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with his or her right, or the Company's right, to terminate his or her employment at any time.

         In the event of the death, while in the employ of the Company, of an Optionee to whom an option was originally granted, such Option shall be exercisable (to the extent provided in Article V hereof) within one year of such date of death (unless it shall sooner expire), but only (a) by the person or persons to whom such Option shall pass by such Optionee's will or the laws of descent and distribution, and (b) if and to the extent that he or she was entitled to exercise such Option at the date of his or her death. At the end of such one year period the Option (unless it shall have sooner expired) shall terminate and become void to the extent that it then remains unexercised.

                                   ARTICLE V.

                               Exercise of Options

         Each Option granted pursuant to the Plan prior to June 1, 1998 shall become exercisable on and after such date as the Committee shall determine, to the extent of 50% of the shares of Stock covered thereby at any time after the end of a fiscal year of the Company for which the Company earned a Return on Equity of 20% or more, if such Option was outstanding throughout such fiscal year. Each such Option shall become exercisable as to the remaining 50% of the shares of Stock covered thereby at any time after the end of the second consecutive fiscal year of the Company in each of which two consecutive fiscal years the Company earned a Return on Equity of 20% or more, if such Option was outstanding throughout such period of two consecutive years.

         Each Option granted pursuant to the Plan on June 1, 1998 through May 30, 2000 shall become exercisable on and after such date as the Committee shall determine that the Company has earned an average Return on Equity for three consecutive fiscal years equal to or exceeding a percentage rate established by the Committee at the time the Option is granted, if such Option was outstanding throughout such period of three consecutive years.

         Each Option granted pursuant to the Plan on June 1, 2000 and thereafter shall vest and become exercisable on such date and in accordance with such requirements as the Committee shall determine, in its sole discretion, at the time of grant.

         All Options granted pursuant to the Plan that are outstanding at the time of a Change in Control shall immediately vest upon the occurrence of the Change in Control.

         Subject to this Article V, any Optionee shall have the right to exercise his or her Option in whole at any time or in part from time to time (provided that each exercise shall be for 1,000 shares of Stock, as constituted at the date of such exercise, or any multiple thereof unless such Option shall be for less than 1,000 shares, in which event such exercise shall be for the full number of shares represented by such Option) by submitting written notice thereof to the Company or its duly authorized agent or representative, on such form or forms as may be provided by the Company, accompanied by payment in full, in cash, for the shares to be purchased.

                                   ARTICLE VI.

                               Rights of Optionees

         An Optionee shall not have any rights as a stockholder of the Company by virtue of any Option until the date of issue of the certificate or certificates for the shares of Stock purchased pursuant to its exercise.

         No Option or any right thereunder of an Optionee to purchase shares of Stock pursuant to the Plan may be sold, pledged, assigned or transferred otherwise than by will or the laws of descent and distribution, and such Option shall be exercisable, during the lifetime of the Optionee, only by the Optionee.

                                  ARTICLE VII.

                    Effectiveness, Interpretation, Amendment,
                     Suspension and Termination of the Plan

         The effectiveness of this Plan is subject to the condition that it shall have been approved by the Shareholders of the Company within twelve months after its adoption. Unless such approval by the Shareholders shall have been obtained, this Plan and any Option granted pursuant hereto shall be null and void and without effect.

         Determinations of the Committee as to any question which may arise with respect to the interpretation or administration of any provisions of the Plan shall be final unless otherwise determined by the Board of Directors. The
Committee may require Eligible Employees to meet certain share ownership obligations to receive grants under the Plan. The Committee may also prescribe administrative rules under the Plan and may in its discretion appoint an independent agent to act as Option Agent for Options granted pursuant to the Plan and may empower such Option Agent to handle any or all administrative maters with regard to Options granted by the Committee.

         Unless shareholder approval otherwise is required by applicable law or the rules of the New York Stock Exchange, the Committee or the Board of Directors each shall have the power at any time to add to, amend or repeal any of the provisions of the Plan (including the power to increase the maximum number of shares of Stock which may be sold pursuant to the exercise of Options), to suspend the operation of the entire Plan or of any provision or provisions thereof for any period or periods or to terminate the Plan in whole or in part. No such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holders of outstanding Options to purchase shares of Stock in accordance with the provisions hereof.

         Notwithstanding the foregoing, unless authorized or ratified by the holders of a majority of the shares of Common Stock of the Company present or represented at a meeting thereof at which a quorum shall be present, no amendment to the Plan shall become effective which shall extend the maximum period within which an Option may be exercisable to any date later than December 31, 1998, as to Options granted after June 1, 1992 but prior to May 31, 1994.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS,
                   SUPPORTING SCHEDULES AND SUPPLEMENTAL DATA



Selected Financial Data                                                   F-1

Management's Discussion and Analysis of Financial Condition and Results
   of operations                                                          F-3

Consolidated Financial Statements and Supplemental Data:

         Report of Management                                             F-8

         Independent Auditors' Report                                     F-9

         Consolidated Statements of Operations, Years ended
           June 28, 2000, June 30, 1999 and June 24, 1998                F-10

         Consolidated Balance Sheets, June 28, 2000 and June 30, 1999    F-11

         Consolidated Statements of Cash Flows, Years ended
           June 28, 2000, June 30, 1999 and June 24, 1998                F-12

         Consolidated Statements of Shareholders' Equity, Years ended
           June 28, 2000, June 30, 1999 and June 24, 1998                F-13

         Notes to Consolidated Financial Statements                      F-14



                                              SELECTED FINANCIAL DATA
                                                                   2000       1999*      1998       1997      1996
                                                                   ----       ----       ----       ----      ----
Sales                                                               Dollars in millions except per share data
   Net sales...........................................      $   13,698     14,137     13,617     13,219    12,955
   Percent (decrease) increase.........................            (3.1)       3.8        3.0        2.0       9.9
   Average annual sales per store......................      $     11.6       11.9       11.7       11.3      11.0
Earnings Summary
   Gross profit........................................      $    3,640      3,801      3,624      3,316     3,093
     Percent of sales..................................            26.6       26.9       26.6       25.1      23.9
   LIFO charge (credit)................................      $       15          4        (12)         3        10
   Operating and administrative expenses...............      $    3,609      3,594      3,375      3,094     2,803
     Percent of sales..................................            26.4       25.4       24.8       23.4      21.6
   Restructuring and other non-recurring charges.......      $      396          -         18          -         -
     Percent of sales..................................             2.9          -         .1          -         -
   Company owned life insurance (COLI) tax case (after tax)  $       42          -          -          -         -
     Percent of sales..................................              .3          -          -          -         -
   Net (loss) earnings.................................      $     (229)       182        199        204       256
     Basic (loss) earnings per share...................      $    (1.57)      1.23       1.34       1.36      1.69
     Diluted (loss) earnings per share.................      $    (1.57)      1.23       1.33       1.36      1.68
     Percent of net (loss) earnings to sales...........            (1.7)       1.3        1.5        1.5       2.0
     Percent of net (loss) earnings to average equity..           (20.1)      13.1       14.7       15.3      19.9
   Net earnings excluding COLI, restructuring and
       other non-recurring charges.....................      $       75        182        210        204       256
     Basic earnings per share..........................      $      .52       1.23       1.41       1.36      1.69
     Diluted earnings per share........................      $      .52       1.23       1.41       1.36      1.68
     Percent of net earnings to sales..................              .5        1.3        1.5        1.5       2.0
     Percent of net earnings to average equity.........             6.6       13.1       15.5       15.3      19.9
EBITDA ...............................................       $      1.3      618.5      676.7      632.8     656.9
EBITDAR  .............................................       $    325.8      961.4      985.9      911.6     914.9
EBITDA excluding restructuring and
     non-recurring charges.............................      $    397.4      618.5      694.8      632.8     656.9
EBITDAR excluding restructuring and
     non-recurring charges.............................      $    721.9      961.4    1,004.0      911.6     914.9
Dividends
   Dividends paid......................................      $    149.0      151.2      150.9      144.2     134.0
   Percent of net (loss) earnings......................           (65.1)      82.9       76.0       70.5      52.4
   Per share (present rate $1.02)......................      $     1.02       1.02       1.02        .96      .885
Common Stock (WIN)
   Total shares outstanding (000,000)..................           140.8      148.6      148.5      148.9     151.7
     NYSE - Common stock price range - High............      $    41.94      52.19      59.25      42.38     38.38
                                     - Low                   $    14.25      28.63      33.69      29.88     28.06
Financial Data
   Cash flow information:
     Net cash provided by operating activities.........      $    743.3      436.4      464.5      413.9     556.9
     Net cash used in investing activities.............      $    196.1      335.1      325.9      477.7     387.9
     Net cash (used in) provided by financing activities     $   (542.3)    (100.0)    (129.2)      45.7    (167.3)
   Capital expenditures, net...........................      $    213.9      345.7      369.6      423.1     362.0
   Depreciation and amortization.......................      $    256.7      292.4      330.4      291.2     248.3
   Working capital.....................................      $     50.4      285.0      262.6      220.1     403.8
   Current ratio.......................................             1.0        1.2        1.4        1.2       1.5
   Total assets........................................      $    2,747      3,149      3,069      2,921     2,649
   Obligations under capital leases....................      $       32         38         49         54        61
   Present value of future rentals under operating leases    $    2,408      2,575      2,389      2,048     1,851
   Long-term rental obligations on closed stores.......      $      220         35         34         25        15
   Total long-term obligations (Long-term debt + leases)     $    2,660      2,648      2,472      2,127     1,927
   Long-term obligations to equity ratio...............      $      3.1        1.9        1.8        1.6       1.4
   Comprehensive (loss) income.........................      $   (232.0)     182.6      199.4      206.4         -
   Shareholders' equity................................      $      868      1,411      1,369      1,337     1,342
   Book value per share................................      $     6.16       9.50       9.22       8.98      8.85
Taxes
   Federal, state and local............................      $      123        308        302        285       288
   Per diluted share...................................      $      .85       2.07       2.03       1.90      1.89
  * 53 Weeks

                                          SELECTED FINANCIAL DATA -continued
                                                                   2000       1999*      1998       1997      1996
                                                                   ----       ----       ----       ----      ----
                                                                    Dollars in millions except per share data

Stores
   In operation at year-end............................           1,079      1,188      1,168      1,174     1,178
   Opened and acquired during year.....................              34         79         84         83        61
   Closed or sold during year..........................              32         59         90         87        58
   Closed due to restructuring.........................             111          -          -          -         -
   Enlarged or remodeled during year...................              42         64        136         79       128
   New/enlarged/remodeled in last five years...........             790        908        912        805       743
     Percent to total stores in operation..............            73.2       76.4       78.1       68.6      63.1
   Year-end retail square footage (000,000)............            48.1       52.0       49.6       47.8      45.7
   Average store size at year-end (000)................            44.6       43.7       42.4       40.7      38.8
Other Year-end Data
   Associates (000)....................................             120        132        139        136       126
   Shareholder accounts (000)..........................            45.7       48.1       52.0       55.2      56.3
   Shareholders per store..............................              42         40         45         47        48
   * 53 Weeks

                                      F-2

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Results of Operations

         Sales for fiscal 2000, a 52 week year, were $13.7 billion, compared to fiscal 1999, $14.1 billion, a 53 week year, and fiscal 1998, $13.6 billion, a 52 week year. This reflects a decrease of 3.1% for fiscal 2000 and an increase of 3.8% and 3.0% in 1999 and 1998, respectively. Excluding the effect of fiscal 1999 being a 53 week year and the effect of closing stores in the fourth quarter of fiscal 2000 as part of the Company's restructuring plan, sales remained flat in fiscal 2000 compared to fiscal 1999. Average store sales decreased 1.2% for the current year and increased 2.1% and 3.0% in fiscal 1999 and 1998, respectively. Identical store sales decreased 2.7%, 0.9% and 0.3% for 2000, 1999 and 1998, respectively.

         Sales for the 12 week fourth quarter of 2000 were $3.1 billion, compared to $3.5 billion for the 13 week fourth quarter of fiscal 1999 and $3.3 billion for the 12 week fourth quarter of 1998. For the fourth quarter, average store sales decreased 1.9% both in fiscal 2000 and 1999 while 1998 increased 7.0%. Identical store sales for the fourth quarter decreased 3.9% in fiscal
2000, decreased 3.9% in 1999 and increased 3.1% in 1998. Comparable stores sales, which include replacement stores, decreased 3.5% for the quarter and decreased 1.9% year-to-date.

         The Company believes that its program to retrofit approximately 650 stores during fiscal 2001 will not only result in labor and other efficiencies, but will improve the stores' customer appeal which should enhance the Company's competitive position and, in turn, positively impact the Company's sales.

         For the 52 weeks ended June 28, 2000, the Company opened 34 new stores, averaging 52,300 square feet, closed 143 stores, averaging 41,400 square feet and enlarged or remodeled 42 store locations, for a total of 1,079 locations in operation on June 28, 2000, compared to 1,188 last year. As of June 28, 2000, retail space totaled 48.1 million square feet, a 7.5% decrease over the prior year. The 143 store closings includes 111 stores that closed as part of the Company's announced restructuring plan with five additional stores to be further evaluated during fiscal 2001. Adjusted for the stores included in the restructuring, retail space would have increased 1.8% over last year.

         As a percent of sales, gross profit margins were 26.6%, 26.9% and 26.6% in fiscal 2000, 1999 and 1998, respectively. Gross profit margins have remained relatively constant over the three years. The decrease in the gross profit dollars for fiscal 2000 is primarily due to the decrease in sales from the stores that closed as part of the restructuring and the effect of the 53 week year in 1999. In addition, the Company had a charge to gross profit of approximately $8.9 million related to the restructuring. The Company believes its transition to centralized merchandise procurement and shrink reduction initiatives will result in improved efficiencies that will increase gross margins. Approximately 84% of the Company's inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a pre-tax decrease in gross profit of $15.1 million in 2000, a decrease of $4.4 million in 1999 and an increase of $12.1 million in 1998.

Management's Discussion and Analysis of Financial Condition and Results of Operations -continued

Results of Operations, continued

         Operating and administrative expenses, as a percent of sales, were 26.4%, 25.4% and 24.8% in fiscal 2000, 1999 and 1998, respectively. Operating and administrative expenses continue to be negatively impacted by payroll and occupancy costs related to the Company's direction of building larger, full-service stores. The Company believes its restructuring effort, including the retrofit of 650 stores, will result in more efficient operations and a decrease in payroll dollars.

         Cash discounts and other income amounted to $110.1 million, $118.9 million and $115.4 million in 2000, 1999 and 1998, respectively. The decrease in cash discounts and other income for fiscal 2000 is primarily due to a reduction in merchandise purchases. The reduction in purchases is due to the store closings from restructuring and an initiative to minimize excess inventory.

         Interest expense totaled $47.1 million, $29.6 million and $28.5 million in fiscal 2000, 1999 and 1998, respectively. Interest expense primarily reflects a computation of interest on capital lease obligations and short-term borrowings. The increase in interest expense for the year reflects a $19.7 million interest reserve recorded after receiving an unfavorable opinion from the U.S. Tax Court in October 1999 (see Note 6 - Income Taxes).

         (Loss) earnings before income taxes were $(302.4) million, $296.5 million and $317.8 million in fiscal 2000, 1999 and 1998, respectively. The pretax loss for fiscal 2000 is primarily due to the restructuring charge, increase in operating and interest expenses, and decrease in gross profit dollars as previously mentioned. The effective income tax (benefit) expense
rates  were  (24.3)%,   38.5%  and  37.5%  for  fiscal  2000,   1999  and  1998,
respectively. The effective tax rate for fiscal 2000 reflects the effects of certain restructuring expenses and Company Owned Life Insurance ("COLI") adjustments.

         Net (loss) earnings amounted to $(228.9) million, or $(1.57) per diluted share for 2000, $182.3 million, or $1.23 per diluted share for 1999 and $198.6 million, or $1.33 per diluted share for 1998. The LIFO calculations increased the net loss by $9.3 million, or $0.06 per diluted share in 2000, decreased net earnings by $2.7 million, or $0.02 per diluted share in 1999 and increased net earnings by $7.4 million, or $0.05 per diluted share in 1998.

Management's Discussion and Analysis of Financial Condition and Results of Operations -continued

Results of Operations, continued

         The following tables show the effect of the company owned life insurance adjustment, restructuring and other non-recurring charges on the quarter and year.

                                                                                 Non-recurring          Excluding
                                                                                    Charges           Non-recurring
            Quarter ending June 28, 2000                     As Reported
------------------------------------------------------     ----------------      ---------------     ----------------
Net sales..........................................      $       3,059,996                    -            3,059,996
Cost of sales  ....................................              2,255,053                8,940            2,246,113
                                                           ----------------      ---------------     ----------------
Gross profit on sales .............................                804,943               (8,940)             813,883
Operating and administrative expenses..............                796,247                    -              796,247
Restructuring and other non-recurring
charges............................................                396,029              396,029                   -
                                                           ----------------      ---------------     ----------------
Operating (loss) income............................               (387,333)            (404,969)              17,636
Cash discounts and other income....................                 20,245                    -               20,245
Interest expense                                                    (6,784)              (2,207)              (4,577)
                                                           ----------------      ---------------     ----------------
(Loss) earnings before income tax..................               (373,872)            (407,176)              33,304
Income tax     ....................................               (131,428)            (144,250)              12,822
                                                           ----------------      ---------------     ----------------
Net (loss) earnings ...............................      $        (242,444)            (262,926)              20,482
                                                           ================      ===============     ================
Basic (loss) earnings per share....................      $           (1.70)               (1.84)                0.14
                                                           ================      ===============     ================
Diluted (loss) earnings per share..................      $           (1.70)               (1.84)                0.14
                                                           ================      ===============     ================

                                                                                 Non-recurring          Excluding
                                                                                    Charges           Non-recurring
              Year ending June 28, 2000                      As Reported
------------------------------------------------------     ----------------      ---------------     ----------------
Net sales..........................................      $      13,697,547                    -           13,697,547
Cost of sales  ....................................             10,057,700                8,940           10,048,760
                                                           ----------------      ---------------     ----------------
Gross profit on sales .............................              3,639,847               (8,940)           3,648,787
Operating and administrative expenses..............              3,609,248                    -            3,609,248
Restructuring and other non-recurring
charges............................................                396,029              396,029                   -
                                                           ----------------      ---------------     ----------------
Operating (loss) income............................               (365,430)            (404,969)              39,539
Cash discounts and other income....................                110,100                    -              110,100
Interest expense ..................................                (47,081)             (19,707)             (27,374)
                                                           ----------------      ---------------     ----------------
(Loss) earnings before income tax..................               (302,411)            (424,676)             122,265
Income tax ........................................                (73,516)            (120,588)              47,072
                                                           ----------------      ---------------     ----------------
Net (loss) earnings ...............................      $        (228,895)            (304,088)              75,193
                                                           ================      ===============     ================
Basic (loss) earnings per share....................      $           (1.57)               (2.09)                0.52
                                                           ================      ===============     ================
Diluted (loss) earnings per share..................      $           (1.57)               (2.09)                0.52
                                                           ================      ===============     ================

Management's Discussion and Analysis of Financial Condition and Results of Operations -continued

Results of Operations, continued

         Cost of sales were negatively impacted by the write off of inventory in the stores and manufacturing plants that closed as part of the restructuring plan. Restructuring and other non-recurring charges reflect location closing costs, lease termination costs and asset impairments (see Note 13 - Restructuring and Other Non-recurring Charges). Interest expense reflects the year-to-date amount of accrued interest due to the Company's recent court decision on company owned life insurance (see Note 6 - Income Taxes).

Liquidity and Capital Resources

         Cash and cash equivalents amounted to $29.6 million, $24.7 million and $23.6 million at the end of fiscal years 2000, 1999 and 1998, respectively. Cash provided by operating activities amounted to $743.3 million in 2000, $436.4 million in 1999 and $464.5 million in 1998. The increase for fiscal 2000 is primarily due to the reduction in merchandise inventories and accounts receivable.

         Net capital expenditures totaled $213.9 million, $345.7 million and $369.6 million in fiscal 2000, 1999 and 1998, respectively. These expenditures were for new store locations, store enlargements and remodelings, and the expansion of warehouse facilities. Total capital investment in Company retail and support facilities, including operating leases, is estimated to be $400.0 million in fiscal 2000 and projected to be $450.0 million in fiscal 2001. The Company will be retrofitting approximately 650 stores to improve efficiency and customer service. The Company estimates capital expenditures on this project to total approximately $85 million in fiscal 2001. The Company has no material construction or purchase commitments outstanding as of June 28, 2000.

         Working capital amounted to $50.4 million and $285.0 million at the end of fiscal years 2000 and 1999, respectively. Inventories on a FIFO (first-in, first-out) basis decreased $268.6 million in 2000 and increased $24.6 million in 1999.

         On January 4, 2000, the Company increased its authorized commercial paper program from $500.0 million to $700.0 million. In support of this program, or as an independent source of funds, the Company entered into a $700.0 million revolving credit facility, which is syndicated to a group of 17 banks, with The Chase Manhattan Bank as administrative agent. The facility was entered into on November 17, 1999 and is renewable on an annual basis. Outstanding amounts under the credit facility bear interest at certain floating rates as specified by the credit facility. The credit facility contains certain financial and non-financial covenants relating to the Company's operations, including maintaining certain financial ratios. The agreement was amended effective June 27, 2000 to adjust certain financial covenants in consideration of the Company's restructuring. In addition to the $700.0 million syndicated credit facility, the Company also has $35.0 million available in short-term lines of credit.

         As of June 28, 2000, the Company had $235.0 million in commercial paper and no amounts from short-term lines of credit outstanding, as compared to $300.0 million in

Management's Discussion and Analysis of Financial Condition and Results of Operations -continued

Liquidity and Capital Resources - continued

commercial paper and $165.0 million from short-term lines of credit outstanding on June 30, 1999. The average interest rate on the commercial paper outstanding on June 28, 2000 was 7.0%, as compared to 5.4% on June 30, 1999. The interest rate on the short-term lines of credit on June 30, 1999 was 5.5%. The carrying amount of short-term borrowings approximates fair value because of their short-term maturity.

         On April 19, 2000, the Board of Directors authorized the repurchase, in either open market or private transactions, of up to ten million shares of the Company's outstanding common stock in addition to the five-million share repurchase program announced on October 6, 1999. As of June 28, 2000, the Company had repurchased 7,858,000 shares having an aggregate value of $162.1 million or $20.62 per share.

         Excluding lease obligations, the Company had no outstanding long-term debt as of June 28, 2000 or June 30,1999.

         The Company's cash flow from operations and available credit facilities are considered adequate to fund both the short-term and long-term capital needs of the Company. The Company continually evaluates its strategy to provide for its short-term and long-term borrowing needs.

         The Company is a party to various proceedings arising under federal, state and local regulations protecting the environment. Management is of the opinion that any liability that might result from any such proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

Impact of Inflation

         Winn-Dixie's primary costs, inventory and labor, increase with inflation. Recovery of these costs has to come from improved operating efficiencies, and to the extent permitted by the competition, through improved gross profit margins.

Cautionary Statement Regarding Forward-Looking Information and Statements

         This Annual Report on Form 10-K contains certain information that constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, which involves risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements. When used in this document, the words, "estimate," "project," "intend," "believe," and other similar expressions, as they relate to the Company, are intended to identify such forward-looking statements. Such statements reflect the current views of the Company and are subject to certain risks and uncertainties that include, but are not limited to, growth, competition, inflation, pricing and margin pressures, law and taxes. Please refer to discussions of these and other factors in this Annual Report and other Company filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                              REPORT OF MANAGEMENT



         The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

         Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the divisional operations of the Company.

         The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.



  Allen R. Rowland                               Richard P. McCook
  President and                                   Senior Vice President
    Chief Executive Officer                          and Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

         We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 28, 2000 and June 30, 1999, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 28, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 28, 2000 and June 30, 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 2000, in conformity with accounting principles generally accepted in the United States of America.




                                                                        KPMG LLP


Jacksonville, Florida
August 9, 2000

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           Years ended June 28, 2000, June 30, 1999 and June 24, 1998


                                                                       2000             1999*             1998
                                                                  ---------------   --------------   ---------------
                                                                       Amounts in thousands except per share data
Net sales.....................................................  $     13,697,547       14,136,503        13,617,485
Cost of sales, including warehousing and delivery expense.....        10,057,700       10,335,590         9,993,568
                                                                  ---------------   --------------   ---------------
   Gross profit on sales......................................         3,639,847        3,800,913         3,623,917
Operating and administrative expenses.........................         3,609,248        3,593,651         3,374,905
Restructuring and other non-recurring charges.................           396,029                -            18,080
                                                                  ---------------   --------------   ---------------
   Operating (loss) income ...................................          (365,430)         207,262           230,932
Cash discounts and other income, net..........................           110,100          118,866           115,395
                                                                  ---------------   --------------   ---------------
                                                                        (255,330)         326,128           346,327
                                                                  ---------------   --------------   ---------------
Interest:
   Interest on capital lease obligations......................             4,458            5,152             6,528
   Other interest.............................................            42,623           24,496            22,007
                                                                  ---------------   --------------   ---------------
     Total interest...........................................            47,081           29,648            28,535
                                                                  ---------------   --------------   ---------------
(Loss) earnings before income taxes...........................          (302,411)         296,480           317,792
Income taxes..................................................           (73,516)         114,145           119,172
                                                                  ---------------   --------------   ---------------
Net (loss) earnings ..........................................  $       (228,895)         182,335           198,620
                                                                  ===============   ==============   ===============

Basic (loss) earnings per share...............................  $          (1.57)            1.23              1.34
                                                                  ===============   ==============   ===============
Diluted (loss) earnings per share.............................  $          (1.57)            1.23              1.33
                                                                  ===============   ==============   ===============

*  53 Weeks
See accompanying notes to consolidated financial statements.



                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                         June 28, 2000 and June 30, 1999


                                                                                        2000              1999
                                                                                    --------------   ---------------
                                                                                         Amounts in thousands
Assets
Current Assets:
   Cash and cash equivalents.................................................    $         29,576            24,746
   Trade and other receivables, less allowance for doubtful items of
     $3,822,000  ($3,615,000 in 1999)........................................             107,425           188,314
   Merchandise inventories at lower of cost or market less LIFO reserve
     of $232,368,000  ($217,274,000 in 1999).................................           1,141,405         1,425,098
   Prepaid expenses..........................................................              58,739            46,963
    Deferred income taxes....................................................             134,777           112,869
                                                                                    --------------   ---------------
     Total current assets....................................................           1,471,922         1,797,990
                                                                                    --------------   ---------------

Cash surrender value of life insurance, net..................................              14,035            24,072
Net property, plant and equipment............................................           1,034,493         1,222,633
Intangible assets, net.......................................................              18,795            54,449
Non-current deferred income taxes............................................             166,449                 -
Other assets.................................................................              41,399            50,003
                                                                                    --------------   ---------------
                                                                                 $      2,747,093         3,149,147
                                                                                    ==============   ===============

Liabilities and Shareholders' Equity
------------------------------------
Current Liabilities:
   Accounts payable..........................................................    $        575,877           662,172
   Short-term borrowings.....................................................             235,000           465,000
   Reserve for insurance claims and self-insurance...........................             101,874            75,461
   Reserve for restructuring expenses........................................              52,721                 -
   Accrued wages and salaries................................................             114,883           108,826
   Accrued rent..............................................................              88,247            65,411
   Accrued expenses..........................................................             164,502           122,641
   Current obligations under capital leases..................................               2,843             2,751
   Income taxes payable......................................................              85,606            10,739
                                                                                    --------------   ---------------
     Total current liabilities...............................................           1,421,553         1,513,001
                                                                                    --------------  ---------------
Reserve for insurance claims and self-insurance..............................             141,251            92,256
Obligations under capital leases ............................................              32,239            38,493
Defined benefit plan ........................................................              45,241            41,234
Long-term restructuring expenses ............................................             143,188                 -
Other liabilities............................................................              95,786            53,084
                                                                                    --------------   ---------------
Shareholders' Equity:
   Common stock of $1 par value.  Authorized 400,000,000 shares; issued
     140,830,197 shares in 2000 and 148,576,865 shares in 1999...............             140,830           148,577
   Retained earnings.........................................................             727,005         1,259,597
   Accumulated other comprehensive income....................................                   -             3,069
    Associates' stock loans..................................................                   -              (164)
                                                                                    --------------   ---------------
     Total shareholders' equity..............................................             867,835         1,411,079
                                                                                    --------------   ---------------
Commitments and contingent liabilities (Notes 6, 9, 11 and 13)
                                                                                 $      2,747,093         3,149,147
                                                                                    ==============   ===============

See accompanying notes to consolidated financial statements.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           Years ended June 28, 2000, June 30, 1999 and June 24, 1998

                                                                         2000           1999*            1998
                                                                     -------------   -------------   -------------
                                                                                 Amounts in thousands

Cash flows from operating activities:
   Net (loss) earnings .........................................  $      (228,895)        182,335         198,620
   Adjustments to reconcile net (loss) earnings to net cash
     provided by operating activities:
       Depreciation and amortization............................          256,671         292,414         330,408
       Deferred income taxes....................................         (189,046)         17,684         (17,040)
       Defined benefit plan.....................................            4,007           4,132           3,650
       Non-cash restructuring and other non-recurring charges...          375,346               -               -
       Reserve for insurance claims and self-insurance..........           75,408           2,424          10,291
       Stock compensation plans.................................           (1,144)          2,459          (1,398)
       Change in cash from:
         Receivables............................................           80,888         (42,148)         29,513
         Merchandise inventories................................          283,693         (20,181)       (155,702)
         Prepaid expenses.......................................          (11,776)          8,596           3,813
         Accounts payable.......................................          (87,959)         (1,191)         56,191
         Income taxes...........................................           74,867          (1,380)        (20,804)
         Other current accrued expenses.........................          111,219          (8,783)         26,952
                                                                     -------------   -------------   -------------
           Net cash provided by operating activities............          743,279         436,361         464,494
                                                                     -------------   -------------   -------------

Cash flows from investing activities:
   Purchases of property, plant and equipment, net..............         (213,874)       (345,723)       (369,636)
   Decrease in investments and other assets.....................           17,756          10,582          43,785
                                                                     -------------   -------------   -------------
           Net cash used in investing activities................         (196,118)       (335,141)       (325,851)
                                                                     -------------   -------------   -------------

Cash flows from financing activities:
   (Decrease) increase in short-term borrowings.................         (230,000)         45,000          40,000
   Payments on capital lease obligations........................           (2,612)         (2,583)         (2,653)
   Purchase of common stock.....................................         (162,272)         (1,337)        (21,055)
   Proceeds of sales under associates' stock purchase plan......              164           2,923           8,747
   Dividends paid...............................................         (148,966)       (151,231)       (150,923)
   Other........................................................            1,355           7,188          (3,309)
                                                                     -------------   -------------   -------------
           Net cash used in financing activities................         (542,331)       (100,040)       (129,193)
                                                                     -------------   -------------   -------------

Increase in cash and cash equivalents...........................            4,830           1,180           9,450
Cash and cash equivalents at the beginning of the year..........           24,746          23,566          14,116
                                                                     -------------   -------------   -------------
Cash and cash equivalents at end of the year....................  $        29,576          24,746          23,566
                                                                     =============   =============   =============

Supplemental cash flow information:
   Interest paid................................................  $        23,058          21,958          20,316
   Interest and dividends received..............................  $           808           1,072           1,449
   Income taxes paid............................................  $        40,663          94,858         152,652
                                                                     =============   =============   =============

*53 Weeks
See accompanying notes to consolidated financial statements.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
           Years ended June 28, 2000, June 30, 1999 and June 24, 1998


                                                                            Accumulated
                                                                               Other           Associates'         Total
                                              Common         Retained      Comprehensive         Stock         Shareholders
                                               Stock         Earnings         Income             Loans            Equity
         (Amounts in thousands)            -------------- --------------- ----------------- ---------------  ---------------
Balances at June 25, 1997                 $      148,876       1,198,488             1,964         (11,834) $     1,337,494
                                           -------------- --------------- ----------------- ---------------  ---------------
Comprehensive income:
   Net earnings..........................              -         198,620                 -               -          198,620
   Unrealized gain on securities,
      net of tax........................               -               -               796               -              796
                                           -------------- --------------- ----------------- ---------------  ---------------
   Total comprehensive income............              -         198,620               796               -          199,416
Cash dividends, $1.02 per share..........              -        (150,923)                -               -         (150,923)
Common stock issued and stock
   compensation expense..................             76          (1,212)                -               -           (1,136)
Common stock acquired....................           (501)        (20,554)                -               -          (21,055)
Stock options exercised..................             80          (4,999)                -               -           (4,919)
Associates' stock loans, payments........              -               -                 -           8,747            8,747
Other....................................              -           1,259                 -               -            1,259
                                           -------------- ---------------  ---------------- ---------------  ---------------
Balances at June 24, 1998                        148,531       1,220,679             2,760          (3,087)       1,368,883
                                           -------------- ---------------  ---------------- ---------------  ---------------

Comprehensive income:
   Net earnings..........................              -         182,335                 -               -          182,335
   Unrealized gain on securities,
      net of tax........................               -               -               309               -              309
                                           -------------- ---------------  ---------------- ---------------  ---------------
   Total comprehensive income............              -         182,335               309               -          182,644
Cash dividends, $1.02 per share..........              -        (151,231)                -               -         (151,231)
Common stock issued and stock
   compensation expense..................             33           2,189                 -               -            2,222
Common stock acquired....................            (37)         (1,300)                -               -           (1,337)
Stock options exercised..................             50           1,004                 -               -            1,054
Associates' stock loans, payments........              -               -                 -           2,923            2,923
Other....................................              -           5,921                 -               -            5,921
                                           -------------- --------------- ----------------- ---------------  ---------------
Balances at June 30, 1999                        148,577       1,259,597             3,069            (164)       1,411,079
                                           -------------- --------------- ----------------- ---------------  ---------------
Comprehensive (loss) income:
   Net (loss)............................              -        (228,895)                -               -         (228,895)
   Realized gain on securities,
      net of tax........................               -               -            (3,069)              -           (3,069)
                                           -------------- --------------- ----------------- ---------------  ---------------
   Total comprehensive income............              -        (228,895)           (3,069)              -         (231,964)
Cash dividends, $1.02 per share..........              -        (148,966)                -               -         (148,966)
Common stock issued and stock
   compensation expense..................            131            (131)                -               -                -
Common stock acquired....................         (7,878)       (154,394)                -               -         (162,272)
Stock options exercised..................              -            (187)                -               -             (187)
Associates' stock loans, payments........              -               -                 -             164              164
Other....................................              -             (19)                -               -              (19)
                                           -------------- --------------- ----------------- ---------------  ---------------
Balances at June 28, 2000                 $      140,830         727,005                 -               -  $       867,835
                                           ============== =============== ================= ===============  ===============

 See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    Dollar amounts in thousands except per share data, unless otherwise noted

1 Summary of Significant Accounting Policies and Other Information

(a) Fiscal Year: The fiscal year ends on the last Wednesday in June. Fiscal year 2000 and 1998 are comprised of 52 weeks. Fiscal year 1999 is comprised of 53 weeks.

(b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in fourteen states and the Bahama Islands. All subsidiaries are wholly owned and fully consolidated with the exception of Bahamas Supermarkets Limited, which is owned approximately 78% by W-D Bahamas Limited.

(c) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

(d) Inventories: Inventories are stated at the lower of cost or market. The "dollar value" last-in, first-out (LIFO) method is used to determine the cost of approximately 84% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing, pharmacy and produce inventories are valued at the lower of first-in, first-out
     (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

(e) Marketable Securities: Included in other assets at June 30, 1999 was $32,466 which consisted primarily of marketable equity securities categorized as available-for-sale. No amounts were on hand at June 28, 2000. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the fair value of available-for-sale securities below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

(f) Income Taxes: Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
             continued Dollar amounts in thousands except per share
                          data, unless otherwise noted

1.  Summary of Significant Accounting Policies and Other Information, continued

(g) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000 for automobile and general liability and $1,000 for workers' compensation. Self-insurance reserves are established for property losses with a maximum annual aggregate of $5,000 and a $100 per occurrence deductible after the aggregate is obtained. The Company is insured for losses in excess of these limits.

(h) Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) Property, Plant and Equipment: Property, plant and equipment are stated at historical cost. Depreciation is provided over the estimated useful lives by the straight-line method. Store equipment depreciation is based on lives varying from five to eight years. Transportation equipment is based on lives varying from three to ten years. Warehouse and manufacturing equipment is based on lives varying from five to ten years. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less.

     The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the net undiscounted cash flows expected to be generated by the asset. An impairment loss would be recorded for the excess of net book value over the fair value of the asset impaired. The fair value is estimated based on expected discounted future cash flows.

(j) Store Opening and Closing Costs: The costs of opening new stores and closing old stores are charged to earnings in the year incurred. An expense is recorded for the present value of expected future rent payments in the year that a store closes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
             continued Dollar amounts in thousands except per share
                          data, unless otherwise noted

1.  Summary of Significant Accounting Policies and Other Information, continued

(k) Earnings Per Share: Earnings per common share are based on the weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common stock outstanding plus the incremental shares that would have been outstanding upon the assumed exercise of all diluted stock options, subject to antidilution limitations.

     The following weighted average number of shares of common stock were used in the calculations for earnings per share.

                     2000                    1999                      1998
                   --------                -------                    -----
       Basic     145,445,416            148,309,653                148,504,349
       Diluted   145,445,416            148,680,198                148,866,167

(l) Comprehensive Income: Comprehensive income is reflected on the Consolidated Statements of Shareholders' Equity. Accumulated other comprehensive income is comprised of unrealized gains/losses of available for sale securities.

(m) Stock-Based Compensation: The Company follows Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans (see Note 8 - Stock Compensation Plans).

(n) New Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. The Company intends to adopt SFAS 133 in the first quarter of fiscal year 2001. The Company has no derivatives to be measured.

(o) Business Reporting Segments: Based on the information monitored by the Company's operating decision makers to manage the business, the Company has identified that its operations are within one reportable segment. Accordingly, financial information on industry segments is omitted because, apart from the principal business of operating retail self-service food stores, the Company has no other industry segments. All sales of the Company are to customers within the United States and the Bahama Islands. All assets of the Company are located within the United States and the Bahama Islands. Sales and assets related to and located in the Bahama Islands represents less than 1% of the Company's total sales and assets.

(p) Reclassification: Certain prior year amounts have been reclassified to conform to the current year's presentation.

   Dollar amounts in thousands except per share data, unless otherwise noted

2.  Trade and Other Receivables

         Accounts receivable at year-end were as follows:
                                                        2000              1999
                                                    -----------       ----------
            Trade and other receivables.......... $     92,821           96,984
            Construction advances................       18,426           94,945
                                                    -----------       ----------
                                                       111,247          191,929
          Less: Allowance for doubtful items.....        3,822            3,615
                                                    -----------       ----------
                                                  $    107,425          188,314
                                                    ===========       ==========

3.  Merchandise Inventories

         At June 28, 2000, inventories valued by the LIFO method would have been $232,368 higher ($217,274 higher at June 30, 1999) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used, reported net (loss) would have been $9,283, or $0.06 per diluted share lower in 2000, net earnings would have been $2,691, or $0.02 per diluted share higher in 1999 and $7,411, or $0.05 per diluted share lower in 1998.

4.  Intangible Assets, net

         Intangible assets at year-end were as follows:

                                                      2000              1999
                                                  -----------      -------------
            Goodwill........................... $     25,591             70,075
            Other intangibles..................          192                  -
                                                  -----------      -------------
                                                      25,783             70,075
            Less: Accumulated amortization.....        6,988             15,626
                                                  -----------      -------------
                                                $     18,795             54,449
                                                  ===========      =============

         Intangible assets are amortized over the estimated useful life not to exceed 20 years for goodwill and 15 years for other intangibles. The Company took a non-cash impairment charge of $32,115 for fiscal 2000 as part of the Company's restructuring (see Note 13 - Restructuring and Other Non-recurring Charges).

    Dollar amounts in thousands except per share data, unless otherwise noted

5.  Net Property, Plant and Equipment

            Property, plant and equipment consists of the following:

                                                                                        2000              1999
                                                                                    -------------    ---------------
         Land..............................................................      $        17,180             11,343
         Buildings.........................................................               67,246             29,134
         Furniture, fixtures, machinery and equipment......................            2,333,403          2,575,459
         Transportation equipment..........................................              135,733            140,715
         Improvements to leased premises...................................              469,552            502,256
         Construction in progress..........................................               21,188             54,878
                                                                                    -------------    ---------------
                                                                                       3,044,302          3,313,785
         Less:  Accumulated depreciation and amortization..................            2,031,101          2,117,034
                                                                                    -------------    ---------------
                                                                                       1,013,201          1,196,751
         Leased property under capital leases, less accumulated
             amortization of $32,951 ($33,291 in 1999).....................               21,292             25,882
                                                                                    -------------    ---------------
         Net property, plant and equipment.................................      $     1,034,493          1,222,633
                                                                                    =============    ===============

         The Company had no non-cash additions to leased property for 2000 or 1999. The Company had a non-cash impairment charge of $147,184 for fiscal 2000 as part of the Company's restructuring (see Note 13 - Restructuring and other non-recurring charges).

6.  Income Taxes

         Income tax expense (benefit) consists of:

                                       Current         Deferred          Total
                                     -----------      ----------     -----------
         2000
                  Federal.......... $  111,358         (182,074)       (70,716)
                  State............      4,172           (6,972)        (2,800)
                                     ----------       ----------     -----------
                                    $  115,530         (189,046)       (73,516)
                                     ==========       ==========     ===========

         1999
                  Federal.........  $   79,270           16,110         95,380
                  State...........      17,191            1,574         18,765
                                     ----------       ----------     -----------
                                    $   96,461           17,684        114,145
                                     ==========       ==========     ===========

         1998
                  Federal........  $   115,109          (15,779)        99,330
                  State..........       21,103           (1,261)        19,842
                                     ----------       -----------    -----------
                                   $   136,212          (17,040)       119,172
                                     ==========       ===========    ===========

    Dollar amounts in thousands except per share data, unless otherwise noted

6.       Income Taxes, continued

         The following reconciles the expense (benefit) on the previous page to the Federal statutory income tax rate:

                                                                          2000            1999            1998
                                                                       ------------  --------------  --------------

         Federal statutory income tax rate....................              (35.0)%           35.0%           35.0%
         State and local income taxes, net of federal
            income tax benefits...............................               (0.6)             4.4             3.8
         Tax credits..........................................               (0.9)            (0.6)           (0.6)
         Company owned life insurance (COLI)..................                9.6              0.7            (0.2)
         Goodwill impairment..................................                2.9                -               -
         Other, net...........................................               (0.3)            (1.0)           (0.5)
                                                                       ------------  --------------  --------------
                                                                            (24.3)%           38.5%           37.5%
                                                                       ============  ==============  ==============

         The effective tax rate for fiscal 2000 reflects the effects of certain restructuring expenses and COLI adjustments.

         In addition to the provision for income taxes presented above, the Company recorded deferred tax expense of $265 and $551 in fiscal 1999 and 1998, respectively, related to the unrealized gain on marketable securities.

   Dollar amounts in thousands except per share data, unless otherwise noted

6.  Income Taxes, continued


         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 28, 2000, June 30, 1999 and June 24, 1998 are presented below:

                                                                               2000          1999          1998
                                                                           ------------- ------------   ------------
         Deferred tax assets:
            Reserve for insurance claims and self-insurance..........   $        79,039       62,429         61,160
            Reserve for vacant store leases..........................            38,308       20,511         20,137
            Unearned promotional allowance...........................             5,310        3,143          6,844
            Reserve for accrued vacations............................            13,463       14,225         14,172
            State net operating loss carry forwards..................            17,052       12,929          9,249
            Excess of book over tax depreciation.....................            12,032       12,196         10,985
            Excess of book over tax rent expense.....................               956        1,084          1,058
            Excess of book over tax retirement expense...............            19,452       17,009         14,757
            Uniform capitalization of inventory......................             9,718        9,684          7,796
            Restructuring costs......................................           130,587            -              -
            Other, net...............................................            52,730       43,213         38,066
                                                                           ------------- ------------  -------------
              Total gross deferred tax assets........................           378,647      196,423        184,224
              Less:  Valuation allowance.............................            16,489       12,401          9,154
                                                                           ------------- ------------  -------------
              Net deferred tax assets................................           362,158      184,022        175,070
                                                                           ------------- ------------  -------------
         Deferred tax liabilities:
            Excess of tax over book depreciation.....................           (46,308)     (31,098)       (11,958)
            Undistributed earnings of the
                              Bahamas subsidiary.....................            (4,761)     (14,347)       (12,616)
            Other comprehensive income...............................                 -       (1,921)        (1,656)
            Other, net...............................................            (9,863)     (26,397)       (20,632)
                                                                           ------------- ------------  -------------
              Total gross deferred tax liabilities...................           (60,932)     (73,763)       (46,862)
                                                                           ------------- ------------  -------------
              Net deferred tax assets................................   $       301,226      110,259        128,208
                                                                           ============= ============  =============

         Noncurrent deferred income taxes of $689 for fiscal 1999 are included in other liabilities in the accompanying consolidated balance sheet.

         The Company believes the results of historical taxable income and the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

   Dollar amounts in thousands except per share data, unless otherwise noted

6.  Income Taxes, continued

         The Company reserved $30.4 million for taxes and $19.7 million for interest ($42.5 million after tax, or $0.29 per diluted share) after receiving an unfavorable opinion in October 1999 and a computational decision on January 11, 2000 from the U.S. Tax Court. The Tax Court upheld the Internal Revenue Service's position that interest related to loans on broad-based, company owned life insurance policies in 1993 was not deductible for income tax purposes. Congress passed legislation phasing out such deductions over a three-year period in the fall of 1996. The Company held such policies and deducted interest on outstanding loans from March 1993 through December 1997. Management disagrees with the Tax Court's decision and has appealed. While the ultimate outcome of this litigation cannot be predicted with certainty, in the opinion of management, the ultimate resolution of this matter will not have any additional material adverse impact on the Company's financial condition or results of operations.

7.  Financing

         On January 4, 2000, the Company increased its authorized commercial paper program from $500.0 million to $700.0 million. In support of this program, or as an independent source of funds, the Company entered into a $700.0 million revolving credit facility, which is syndicated to a group of 17 banks, with The Chase Manhattan Bank as administrative agent. The facility was entered into on November 17, 1999 and is renewable on an annual basis. Outstanding amounts under the credit facility bear interest at certain floating rates as specified by the credit facility. The credit facility contains certain financial and non-financial covenants relating to the Company's operations, including maintaining certain financial ratios. The agreement was amended effective June 27, 2000 to adjust certain financial covenants in consideration of the Company's restructuring.

         In addition to the $700.0 million syndicated credit facility, the Company also has $35.0 million available in short-term lines of credit. As of June 28, 2000, the Company had $235.0 million in commercial paper and no amounts from short-term lines of credit outstanding, as compared to $300.0 million in commercial paper and $165.0 from short-term lines of credit outstanding on June 30, 1999.

8.  Stock Compensation Plans:

         The Company has several stock purchase and incentive plans to reward employees and key executives of the Company. Under SFAS 123, other than normal purchase discounts for the employee stock purchase plan, the fair value at date of grant for the long-term incentive stock compensation plans and the performance based stock option plan are charged to compensation costs over the vesting or performance period.

    Dollar amounts in thousands except per share data, unless otherwise noted

8.  Stock Compensation Plans, continued

         Compensation costs resulted in income of $1.1 million and $1.4 million in fiscal 2000 and 1998, respectively. The primary reason for the income was due to the reversal of compensation expense previously recognized for restricted shares that did not vest. Compensation costs resulted in expense of $2.5 million in 1999.

         The per share weighted fair value of the stock options granted in fiscal 2000 and 1999 were $6.62 and $14.51, respectively. These amounts were estimated on the date of the grant using the Black-Scholes option pricing model under the following assumptions: risk-free interest rate of 6.7% and 5.4%; dividend yield of 5.4% and 2.3%; expected lives of 7 years; and volatility of .38 and .30, respectively.

          (a) Stock Purchase Plan: The Company has a stock purchase plan in effect for associates. Under the terms of this Plan, the Company may grant options to purchase shares of the Company's common stock at a price not less than the lesser of 85% of the fair market value at the date of grant or 85% of the fair market value at the time of exercise. There are 2,392,626 shares of the Company's common stock available for the grant of options under the Plan. Loans to associates for the purchase of the Company's common stock are reported in the financial statements as a reduction of Shareholders' Equity, rather than as a current asset. No loans were outstanding at June 28, 2000 and $164 was outstanding at June 30, 1999.

          (b) Stock Compensation Plans: The Company has long-term incentive stock compensation plans. Under these programs the Company issues restricted shares of the Company's common stock to eligible management associates. The following table shows the number of shares issued, forfeited and outstanding.

                                                  Weighted
                                                  Average                          Number of shares
                                                 Issue Price         Total        FY 2000       FY1999      FY 1998
                                             -----------------    ------------ ------------ ------------ ------------
                  1998 Plan
                     Issued                 $     37.25               149,743            -            -      149,743
                     Forfeited                                        149,743       25,548        5,995      118,200
                                                                  ------------
                     Outstanding                                            -
                                                                  ------------
                  1999 Plan
                     Issued                 $     41.12               252,097            -      252,097            -
                     Forfeited                                         63,139       18,592       44,547            -
                                                                  ------------
                     Outstanding                                      188,958
                                                                  ------------
                  2000 Plan
                     Issued                 $     25.75               239,030      239,030            -            -
                     Forfeited                                         93,124       93,124            -            -
                                                                  ------------
                     Outstanding                                      145,906
                                                                  ------------
                   Shares outstanding, June 28, 2000                  334,864
                                                                  ============

    Dollar amounts in thousands except per share data, unless otherwise noted

8.      Stock Compensation Plans, continued

          (b)  Stock Compensation Plans, continued

               The vesting of shares issued prior to January 2000 is contingent upon certain specified goals being attained over a three year period. The shares issued after such date vest one-third each year beginning with the third year from the date of grant, based on continued employment.

          (c) Stock Option Plans: The Company has made shares of the Company's stock available for grant under stock plans described below.

               1. Key Employee: Under the Company's Key Employee Stock Option Plan, 2,000,000 shares of the Company's common stock were made available for grant at an exercise price of no less than the market value at date of grant. Options granted under this performance based stock option plan prior to June 1, 1998 are earned over a two year period and options granted after June 1, 1998 are earned after three years, if certain performance goals are attained.

               2. Retention and Attraction Program: As part of the Company's retention and attraction program, 1,200,000 shares of the Company's common stock were made available for grant to various associates beginning in January 28, 2000 at an exercise price equal to the Company's stock price at date of grant. Options granted as part of the program are earned over a five-year period, in 20% increments, if the associate remains employed in their position at the end of each year.

               3. CEO Stock Options: Pursuant to an employment agreement, 500,000 shares of the Company's common stock were made available for grant at an exercise price of $27.00 per share to the President and Chief Executive Officer of the Company. Currently, 250,000 of the options are currently exercisable and the remaining 250,000 are exercisable on November 23, 2000 or upon an earlier date if there is a change in control or a termination of employment for other than cause, death or disability or for good reason.

    Dollar amounts in thousands except per share data, unless otherwise noted

8.  Stock Compensation Plans, continued

     (c)  Stock Option Plans, continued

          4.   Options Outstanding:

                        Changes in options during the years ended June 28, 2000, June 30, 1999 and June 24, 1998, were as follows:

                                                                                                     Weighted
                                                                                                      Average
                                                                               Number of           Option Price
                                                                                Shares               Per Share
                                                                           ------------------  ----------------------

                        Outstanding - June 25, 1997...................           703,000          $            25.90
                        Granted.......................................                 -          $                -
                        Exercised.....................................          (361,000)         $            22.11
                        Forfeited.....................................           (10,000)         $            34.63
                                                                           --------------          ------------------
                        Outstanding - June 24, 1998...................           332,000          $            29.76
                        Granted.......................................           181,277          $            41.51
                        Exercised.....................................           (50,000)         $            21.06
                        Forfeited.....................................           (25,842)         $            35.65
                                                                           --------------          ------------------
                        Outstanding - June 30, 1999...................           437,435          $            35.27
                        Granted.......................................         1,828,306          $            23.34
                        Exercised.....................................           (50,000)         $            22.44
                        Forfeited.....................................          (886,234)         $            27.43
                                                                           --------------          ------------------
                        Outstanding - June 28, 2000...................         1,329,507          $            24.57
                                                                           ==============          ==================
                        Exercisable  - June 28, 2000..................           277,000          $            26.56
                                                                           ==============          ==================
                        Shares available for additional grant.........         1,325,493
                                                                           ==============

          The  following  table  sets  forth   information   regarding   options
               outstanding at June 28, 2000.


                                                                           Weighted                        Weighted
                                                         Weighted           Average                         Average
                                                          Average          Remaining        Number      Exercise Prices
                                        Number of        Exercise             Life         Currently      for Currently
                          Range          Options           Price             (Years)      Exercisable      Exercisable
                        -------------- ----------      -------------      -----------     -----------   ---------------
                     $  15.00 to 20.00   638,836      $     19.44             9.5                  -                -
                     $  22.44 to 27.00   527,000            26.77             8.6            277,000            26.56
                     $  34.63 to 41.51   163,671            37.52             4.6                  -                -
                                      ------------     -------------      -----------      ----------         --------
                                       1,329,507      $     24.57             8.2            277,000            26.56
                                      ============     =============      ===========      ==========         ========

   Dollar amounts in thousands except per share data, unless otherwise noted

9.       Leases

          (a) Leasing Arrangements: There were 1,403 leases in effect on store locations and other properties at June 28, 2000. Of these 1,403 leases, 26 store leases and 3 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next twenty-two years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

               The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a percentage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

          (b) Leases: Leased property under capital leases by major classes are:


                                                               2000       1999
                                                               ----       ----
               Store facilities............................ $ 38,521     43,451
               Warehouses and manufacturing facilities.....   15,722     15,722
                                                             --------   --------
                                                              54,243     59,173
               Less: Accumulated amortization..............   32,951     33,291
                                                             --------   --------
                                                           $  21,292     25,882
                                                             ========   ========

    Dollar amounts in thousands except per share data, unless otherwise noted

9.       Leases, continued


         The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 28, 2000.
                                                        Capital       Operating
         Fiscal Year:                                  --------       ----------
            2001.....................               $    7,177          333,973
            2002.....................                    7,238          331,137
            2003.....................                    7,238          327,616
            2004.....................                    6,633          322,796
            2005.....................                    6,076          314,406
            Later years..............                   25,295        3,110,401
                                                       --------      -----------
         Total minimum lease payments........           59,657        4,740,329
                                                                     ===========

         Less: Amount representing estimated
               taxes, maintenance and insurance
               costs included in total minimum
               lease payments.................           1,127
                                                       --------
         Net minimum lease payments...........          58,530
         Less:  Amount representing interest..          23,448
                                                       --------
         Present value of net minimum lease payments..$ 35,082
                                                       ========

Rental payments and contingent  rentals under operating leases are as follows:
                                               2000         1999        1998
                                               ----         ----        ----

         Minimum rentals............... $     323,117      341,296     307,289
         Contingent rentals............         1,380        1,581       1,869
                                            ----------  ----------- -----------
                                        $     324,497      342,877     309,158
                                            ==========  =========== ===========

10. Shareholders' Equity: Comprehensive (loss) income for the year was approximately $(232.0) million, $182.6 million and $199.4 million for 2000, 1999 and 1998, respectively. These amounts differ from net (loss) earnings due to changes in the net unrealized holding gains and losses generated from available-for-sale securities.

         On April 19, 2000, the Board of Directors authorized the repurchase, in either open market or private transactions, of up to ten million shares of the outstanding common stock in addition to the five-million share repurchase program announced on October 6, 1999. From this date through June 28, 2000, the Company has repurchased 7,858,000 shares having an aggregate value of $162.1 million or $20.62 per share.

   Dollar amounts in thousands except per share data, unless otherwise noted

11.      Commitments and Contingent Liabilities

          (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $17,625, $67,250 and $67,250 in 2000, 1999 and 1998,
               respectively.

               In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group consists of 76 associates. This group of retirees bears the entire cost of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

          (b)  Defined Benefit Plan: The Company has a Management  Security Plan
               (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 517 qualified active associates of the Company and 477 former participants. Total MSP cost charged to operations was $6,104, $6,132 and $5,406 in 2000, 1999 and 1998, respectively. The projected benefit obligation at June 28, 2000 was approximately $47,626. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 2000, 1999 and 1998.

               Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP payments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $210,655 and $204,855 at June 28, 2000 and June 30, 1999, respectively.

          (c) Supplemental Retirement Plan: The Company has a deferred compensation Supplemental Retirement Plan in effect for eligible management associates. At June 28, 2000 and June 30, 1999, the Company's liability under this program was $17.0 million and $14.1 million, respectively.

    Dollar amounts in thousands except per share data, unless otherwise noted

11.    Commitments and Contingent Liabilities, continued

          (d) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws and various proceedings arising under federal, state or local regulations protecting the environment.

               Among the suits charging violations of certain civil rights laws, there are actions that purport to be class actions, and which allege sexual harassment, retaliation and/or a pattern and practice of race-based and gender-based discriminatory treatment of employees and applicants. The plaintiffs seek, among other relief, certification of the suits as proper class actions, declaratory judgment that the Company's practices are unlawful, back pay, front pay, benefits and other compensatory damages,
               punitive   damages,   injunctive   relief  and  reimbursement  of
               attorneys' fees and costs. The Company is committed to full compliance with all applicable civil rights laws. Consistent with this commitment, the Company has firm and long-standing policies in place prohibiting discrimination and harassment. The Company denies the allegations of the various complaints and is vigorously defending the actions.

               In July 1999, the Company, without admitting any wrongdoing, reached a settlement with the named plaintiffs in a discrimination class action lawsuit filed on behalf of certain female and African-American present and former associates. The settlement has been approved by the U. S. District Court in Jacksonville, Florida. Implementation of the settlement has been stayed pending an appeal of the Court's denial of a motion to intervene by a third party. The settlement amount is approximately $33.0 million, which the Company will pay from accruals over the next seven years.

               While the ultimate outcome of litigation cannot be predicted with certainty, in the opinion of management, the ultimate resolution of these actions will not have a material adverse effect on the Company's financial condition or results of operations.

               See Note 6 - Income Taxes with respect to certain litigation pending before the U.S. Tax Court.

    Dollar amounts in thousands except per share data, unless otherwise noted

12.      Related Party Transactions

         The Company is self-insured for purposes of employee group life, medical, accident and sickness insurance, with American Heritage Life Insurance Company (the "Insurance Company"), a related party through November 1, 1999, providing administrative services and expenses for medical and accident claims. Total payments aggregating through November 1, 1999 were $17,632. Payments for fiscal 1999 and 1998 were $40,341 and $29,440, respectively.

13.      Restructuring and Other Non-recurring Charges

         On April 20, 2000, the Board of Directors approved and the Company announced a major restructuring to improve the support of the retail stores and the Company's overall efficiency. The restructuring plan
         includes   the  actions   listed  below  that  have  been  or  will  be
         implemented. The plan includes certain exit costs and employee termination benefits that will be incurred within one year from the commitment date.

         Action                                                     Status
         -------------------------------------------------------- --------------
         Executive management reduction and realignment..........  Completed
         Division management reduction and realignment...........  Completed
         Consolidation of division offices eliminating three
          division offices - Tampa, Atlanta, and Midwest.........  Completed
         Closing of one warehouse facility- Tampa................  Completed
         Closing of two manufacturing facilities
          - Detergent and Bag Plants.............................  Completed
         Centralization of procurement, marketing and
          merchandising..........................................  Completed
         Eliminating approximately 11,000 positions..............  Completed
         Closing of 116 unprofitable stores......................  Completed, except for 5
                                                                   stores being
                                                                   further
                                                                   evaluated
         Retrofitting approximately 650 stores to improve
          efficiency and customer service........................  In progress

         As a result of the restructuring, the Company will record a pre-tax charge of approximately $540 million ($345 million after tax or $2.37 per diluted share). The Company has recorded approximately $396 million of the pre-tax charge ($256 million after tax or $1.76 per diluted share) in the fourth quarter of fiscal 2000 and will record the balance in fiscal 2001. A summary of the restructuring charges and the remaining accrual at year-end follows:

                                     Employee           Lease
                                    Termination      Termination     Other Location        Asset
                                       Costs            Costs         Closing Costs      Impairment       Total
                                  --------------    ------------    ----------------    -----------    -------------
         Additions             $         16,713         189,295              10,722        179,299  $       396,029
         Utilization                      7,546           2,628              10,647        179,299          200,120
                                  --------------    ------------    ----------------    -----------    -------------
         Balance at 6/28/00    $          9,167         186,667                  75              -  $       195,909
                                  ==============    ============    ================    ===========    =============

    Dollar amounts in thousands except per share data, unless otherwise noted

13 Restructuring and Other Non-recurring Charges - continued

         In addition to the restructuring charge, an additional $8.9 million ($5.5 million after tax) was charged to cost of sales due to the write off of inventories in stores and manufacturing plants that closed as part of the restructuring plan.

         The following table shows the number of people that were eligible for severance under the restructuring plan.
                                                         Manufacturing
                                                          and Support
                                                Retail     Facilities     Total
                                               -------- --------------- --------
         Eligible for severance.............    3,351          655        4,006
         Number paid........................      636          240          876
         Became ineligible..................    1,275           63        1,338
                                               ------- ---------------- --------
         Number eligible at June 28, 2000...    1,440          352        1,792


         As part of the Company's restructuring, all stores were evaluated based on current and projected profitability. As part of this evaluation, the Company performed an impairment review of its long-lived assets. During this review, the Company identified impairment losses for assets to be disposed of and assets to be held and used.

         The impairment charge for assets to be disposed of related primarily to the carrying value of equipment and leasehold improvements for the stores, division offices, warehouse and manufacturing plants that were closed as part of the restructuring discussed above. The impairment charge was determined using the fair value less the cost to sell. The amount of the impairment charge for assets to be disposed of included in the restructuring charge table above is $77.9 million.

         The impairment charge for assets to be held and used related primarily to the carrying value of equipment, leasehold improvements and goodwill for certain stores that will continue to be operated by the Company. Projected future undiscounted cash flows were used to determine whether the assets were impaired. For the assets that were determined to be impaired, the impairment charge was calculated to be the difference between the carrying value of the asset and the greater of discounted cash flows and estimated fair value of the asset. Goodwill impairment was measured as the difference between the carrying value of the goodwill and the discounted cash flows of the operations that gave rise to the goodwill. As a result, an impairment charge of $101.4 million related to assets to be held and used was recognized, reducing the carrying value of fixed assets and goodwill by $69.3 million and $32.1 million, respectively.

         In 1998, the Company began its consolidation of the accounting departments to corporate headquarters. The opening of the new distribution facility in Raleigh, North Carolina, resulted in the closing and the sale of the older Raleigh distribution facility and the reorganization of the Raleigh and Charlotte divisions. The Company experienced a nonrecurring administrative charge totaling $18.1 million (after tax, $11.0 million or $0.07 per diluted share) due to these activities.

    Dollar amounts in thousands except per share data, unless otherwise noted

14.      Quarterly Results of Operations (Unaudited)

         The following is a summary of the unaudited quarterly results of operations for the years ended June 28, 2000 and June 30, 1999:

                                                                            Quarters Ended

                                                         Sept. 22        Jan. 12          April 5          June 28
                         2000                           (12 Weeks)     (16 Weeks)       (12 Weeks)      (12 Weeks)
                         ----                           ----------     ----------       ----------      ----------
         Net sales...............................   $    3,162,171       4,276,024       3,199,356        3,059,996
         Gross profit on sales...................   $      846,647       1,142,309         845,948          804,943
         Net earnings (loss).....................   $       22,069         (18,793)         10,273         (242,444)
         Basic earnings (loss) per share.........   $         0.15          (0.13)            0.07            (1.70)
         Diluted earnings (loss) per share.......   $         0.15          (0.13)            0.07            (1.70)
         Net LIFO charge.........................   $        1,833           2,444           1,833            3,173
         Net LIFO charge per diluted share.......   $         0.01            0.02            0.01             0.02
         Dividends per share.....................   $        0.170           0.340           0.255            0.255
         Market price range......................   $  41.94-31.31     33.00-22.31     24.00-14.38      21.31-14.25

                                                                          Quarters Ended

                                                         Sept. 16        Jan. 6          March 31         June 30
                         1999                           (12 Weeks)     (16 Weeks)       (12 Weeks)      (13 Weeks)
                         ----                           ----------     ----------       ----------      ----------
         Net sales...............................   $    3,190,755       4,264,207      3,203,524         3,478,017
         Gross profit on sales...................   $      841,275       1,156,000        872,659           930,979
         Net earnings............................   $       14,550          52,359         58,818            56,608
         Basic earnings per share................   $         0.10            0.35           0.40              0.38
         Diluted earnings per share..............   $         0.10            0.35           0.40              0.38
         Net LIFO charge (credit)................   $        2,444           2,444          1,833            (4,030)
         Net LIFO charge (credit) per diluted
           share.................................   $         0.01            0.02           0.01             (0.02)
         Dividends per share.....................   $        0.170           0.340          0.255             0.255
         Market price range......................   $  52.19-36.25     46.50-28.63    46.69-36.94       38.50-33.06


    Dollar amounts in thousands except per share data, unless otherwise noted

14.      Quarterly Results of Operations (Unaudited), continued

         During 2000 and 1999, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.0% to 1.1% and 1.1% to 0.3%, respectively.

                                                                              Fourth Quarter Results of Operations
                                                                            June 28, 2000            June 30, 1999
                                                                            (12 Weeks)               (13 Weeks)
                                                                         ------------------       -----------------
         Net sales...............................................    $          3,059,996               3,478,017
         Cost of sales...........................................               2,255,053               2,547,038
                                                                         -----------------       -----------------
         Gross profit on sales...................................                 804,943                 930,979
         Operating and administrative expenses...................                 796,247                 868,563
         Restructuring and other non-recurring charges...........                 396,029                       -
                                                                         -----------------       -----------------
         Operating (loss) income.................................                (387,333)                 62,416
         Cash discounts and other income, net....................                  20,245                  32,481
         Interest expense........................................                  (6,784)                 (2,851)
                                                                         -----------------       -----------------
         (Loss) earnings before income taxes.....................                (373,872)                 92,046
         Income taxes............................................                (131,428)                 35,438
                                                                         -----------------       -----------------
         Net (loss) earnings.....................................    $           (242,444)                 56,608
                                                                         =================       =================